Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.,

ARROW MERGER SUB, INC.

and

APOLLO RESIDENTIAL MORTGAGE, INC.

dated as of

February 26, 2016

Schedules:

Schedule A	-	Parent Knowledge Parties
Schedule B	-	Company Knowledge Parties
Schedule C	-	Company Book Value Methodology
Schedule 2.4(a)	-	Rollover Restricted Shares
Schedule 6.17(a)	-	Hedging Guidelines
Schedule 6.18	-	Company Investment Guidelines

Company Disclosure Letter
Parent Disclosure Letter

Exhibits:

Exhibit A	-	Articles Supplementary to Parent Charter
Exhibit B-1	-	First Merger Articles of Merger
Exhibit B-2	-	Second Merger Articles of Merger

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated February 26, 2016, is by and among Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“Parent”), Arrow Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Apollo Residential Mortgage, Inc., a Maryland corporation (the “Company”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board”) established a special committee thereof (the “Parent Board Special Committee”) to review, evaluate and, if desirable, pursue a potential business combination transaction with the Company which transaction (if any) is subject to the approval of the Parent Board;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee thereof (the “Company Board Special Committee”) to evaluate a proposal from the Parent Board Special Committee regarding a business combination transaction between Parent and the Company and to explore and evaluate other alternatives, including other strategic alternatives;

WHEREAS, the Parties wish to effect a business combination through (i) a merger of Merger Sub with and into the Company, with the Company as the surviving entity (the “First Merger”) and, promptly thereafter, a merger of the Company with and into Parent (the “Second Merger” and, together with the First Merger, the “Mergers”), in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”);

WHEREAS, upon the recommendation of the Company Board Special Committee, the Company Board has (a) approved this Agreement, the Mergers and the other transactions contemplated by this Agreement (collectively, the “Transactions”), (b) determined and declared that it is advisable and in the best interests of the Company and its stockholders to enter into this Agreement and to consummate the Mergers and the other Transactions on the terms and conditions set forth herein, (c) directed that the First Merger and the Transactions be submitted for consideration at a meeting of the Company’s stockholders and (d) resolved, subject to the terms and conditions of Section 5.3 of this Agreement, to recommend that the Company’s stockholders approve the First Merger and the Transactions (the “Company Board Recommendation”) and to include such recommendation in the Proxy Statement;

WHEREAS, upon the recommendation of the Parent Board Special Committee, the Parent Board has determined and declared that it is advisable and in the best interests of Parent and its Stockholders to enter into this Agreement, and to consummate the Mergers and the other Transactions on the terms and conditions set forth herein;

WHEREAS, (a) the board of directors of Merger Sub has (i) determined and declared that it is advisable and in the best interests of Merger Sub and its sole stockholder to enter into this Agreement and to consummate the Mergers and the other Transactions on the terms and conditions set forth herein and (ii) approved this Agreement and (b) Parent, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement, the Mergers and the Transactions and taken all actions required for adoption, approval and due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the First Merger and the other Transactions (to the extent Merger Sub is a party thereto); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL, at the First Merger Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the First Merger (the Company, as the surviving corporation in the First Merger, sometimes being referred to herein as the “First Merger Surviving Entity”), such that following the First Merger, the First Merger Surviving Entity will be a Subsidiary of Parent. The First Merger shall have the effects provided in this Agreement and as specified in the MGCL.

(b) Promptly following the First Merger Effective Time, and in accordance with this Agreement and the MGCL, the First Merger Surviving Entity shall be merged with and into Parent, whereupon the separate existence of the First Merger Surviving Entity will cease, with Parent surviving the Second Merger (Parent, as the surviving corporation in the Second Merger, sometimes being referred to herein as the “Second Merger Surviving Entity”). The Second Merger shall have the effects provided in this Agreement and as specified in the MGCL.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) will take place at 10:00 a.m., Eastern time, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004 on the second (2nd) Business Day after the satisfaction or, to the extent permitted hereunder, waiver of the last of the conditions set forth in Article VII to be satisfied or waived by the Party entitled to the benefit of the same (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided, however, that Parent may, in its discretion, elect to postpone the Closing for up to an additional five (5) Business Days following such date; provided further that (i) if Parent elects to postpone the Closing beyond such second (2nd) Business Day in accordance with the preceding proviso, Parent shall have no right, after such second (2nd) Business Day, to assert or claim that a Company Material Adverse Effect (or Events giving rise thereto) has occurred or would occur, and (ii) Parent shall have no right to postpone the Closing beyond such second Business Day if, as a result of such postponement, the Closing would occur on or after the Outside Date. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3 Effective Times. On the Closing Date, the Company, Parent and Merger Sub, as applicable, shall (i) cause articles of merger in substantially the form attached hereto as Exhibit B-1 (the “First Merger Articles of Merger”) with respect to the First Merger to be duly executed, filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL, (ii) cause articles of merger in substantially the form attached hereto as Exhibit B-2 (the “Second Merger Articles of Merger” and together with the First Merger Articles of Merger, the “Articles of Merger”) with respect to the Second Merger to be duly executed, filed with and accepted for record by the SDAT in accordance with the MGCL and (iii) duly make any other filings, recordings or publications required to be made by Parent, the Company or Merger Sub under the MGCL in connection with the Mergers. The First Merger shall become effective at the latest of such time as the First Merger Articles of Merger have been accepted for record by the SDAT or on such other date and time (not to exceed thirty (30) days from the date that the First Merger Articles of Merger have been accepted for record by the SDAT) as shall be agreed to by the Company and Parent and specified in the First Merger Articles of Merger (such date and time of effectiveness of the First Merger Articles of Merger being hereinafter referred to as the “First Merger Effective Time”) and the Second Merger shall become effective promptly following the First Merger Effective Time and in any event on the same Business Day as the First Merger Effective Time (the “Second Merger Effective Time”).

Section 1.4 Effects of Mergers. The Mergers shall have the effects specified in the applicable provisions of the MGCL, this Agreement and the Articles of Merger. Without limiting the generality of the foregoing, and subject thereto, (i) from and after the First Merger Effective Time, the First Merger Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the First Merger Surviving Entity and (ii) from and after the Second Merger Effective Time, the Second Merger Surviving Entity shall possess all properties, rights, privileges, powers and franchises of Parent and the First Merger Surviving Entity, and all of the claims, obligations, liabilities, debts and duties of the Parent and the First Merger Surviving Entity shall become the claims, obligations, liabilities, debts and duties of the Second Merger Surviving Entity.

Section 1.5 Governing Documents.

(a) At the First Merger Effective Time, the charter of the First Merger Surviving Entity shall be the charter of the Company, as in effect immediately prior to the First Merger Effective Time, and the bylaws of the First Merger Surviving Entity shall be the bylaws of the Company, as in effect immediately prior to the First Merger Effective Time.

(b) At the Second Merger Effective Time, the charter of the Second Merger Surviving Entity shall be the charter of Parent, as in effect immediately prior to the Second Merger Effective Time, and the bylaws of the Second Merger Surviving Entity shall be the bylaws of Parent, as in effect immediately prior to the Second Merger Effective Time.

Section 1.6 Directors and Officers of each Surviving Entity.

(a) The directors of Merger Sub immediately prior to the First Merger Effective Time shall be and become the directors of the First Merger Surviving Entity as of the First Merger Effective Time, each to hold office in accordance with the charter and bylaws of the First Merger Surviving Entity and applicable law. The officers of Merger Sub immediately prior to the First Merger Effective Time shall be and become the officers of the First Merger Surviving Entity as of the First Merger Effective Time.

(b) The directors of Parent immediately prior to the Second Merger Effective Time shall continue to be the directors of the Second Merger Surviving Entity as of the Second Merger Effective Time, each to hold office in accordance with the charter and bylaws of the Second Merger Surviving Entity and applicable law. The officers of Parent immediately prior to the Second Merger Effective Time continue to be the officers of the Second Merger Surviving Entity as of the Second Merger Effective Time.

Section 1.7 Tax Consequences. It is intended that, for U.S. federal income tax purposes, (i) the First Merger shall be treated as a taxable purchase by Parent of the Company Common Stock and (ii) the Second Merger shall be treated as a liquidation of the First Merger Surviving Entity pursuant to Section 332 of the Code.

Section 1.8 Transaction Structure. In the event the Parent Board determines in good faith, after consultation with its outside legal counsel, to effect the transactions contemplated by this Agreement through an alternative structure (including without limitation a share exchange), then, subject to the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), the Parties shall implement the alternative structure and make such modifications to this Agreement as necessary to effect such alternative structure.

Section 1.9 Further Assurances. At and after the First Merger Effective Time, the officers and directors of Parent, Merger Sub or the First Merger Surviving Entity, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the First Merger Surviving Entity, Merger Sub, Parent or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the First Merger Surviving Entity, Merger Sub, Parent or the Company, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the First Merger Surviving Entity, Merger Sub or Parent any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the First Merger Surviving Entity, Merger Sub or Parent, as applicable, as a result of, or in connection with, the First Merger.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Stock.

(a) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of the holders of any securities of the Company or of Merger Sub:

(i) Treatment of Company Common Stock. Each share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock” or “Company Common Shares”) issued and outstanding immediately prior to the First Merger Effective Time (other than Company Common Shares to be cancelled in accordance with Section 2.1(a)(iii)) shall automatically be converted, subject to the terms, conditions and procedures set forth in this Agreement, into the right to receive (i) the Per Share Common Stock Merger Consideration, (ii) the Per Share Common Cash Merger Consideration and (iii) the Per Share Adjustment Amount, if any, subject to adjustment as provided in Section 2.1(a)(v) (collectively, the “Per Common Share Merger Consideration”). From and after the First Merger Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Common Share shall cease to have any rights with respect thereto, except the right to receive the Per Common Share Merger Consideration therefor upon the surrender of such Company Common Share in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a)(i) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).

(ii) Treatment of Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the First Merger Effective Time shall remain issued and outstanding as a result of the First Merger.

(iii) Cancellation of Company Common Stock. All Company Common Shares or other securities representing stock in the Company owned, directly or indirectly, by any Company Subsidiary, Parent, Merger Sub or by any of their respective Subsidiaries immediately prior to the First Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv) Treatment of Merger Sub Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one (1) share of common stock, par value $0.01 per share, of the First Merger Surviving Entity.

(v) Adjustments. The Per Common Share Merger Consideration shall be adjusted appropriately and proportionately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transaction at any time during the period from the date hereof to the First Merger Effective Time which changes the number of shares of Company Common Stock issued and outstanding, in each case other than pursuant to the Transactions after the date hereof and prior to the First Merger Effective Time.

(b) At the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of the holders of any securities of Parent or the First Merger Surviving Entity:

(i) Cancellation of First Merger Surviving Entity Common Stock. All shares of the common stock, par value $0.01 per share, of the First Merger Surviving Entity and any other securities representing stock in the First Merger Surviving Entity owned, directly or indirectly, by Parent or by any of its respective Subsidiaries immediately prior to the Second Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Treatment of Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Second Merger Effective Time shall be automatically converted into and become the right to receive one newly issued share of Parent Series C Preferred Stock (the “Per Preferred Share Merger Consideration” and collectively, the “Preferred Stock Merger Consideration”). From and after the Second Merger Effective Time, all such shares of Company Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of Company Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Preferred Share Merger Consideration therefor upon the surrender of such share of Company Series A Preferred Stock in accordance with Section 2.2.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Closing Date, Parent or Merger Sub shall designate an agent reasonably acceptable to the Company to act as the paying and exchange agent in connection with the Mergers (the “Exchange Agent”). On the Closing Date, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of a number of shares of Parent Common Stock in book-entry form equal to the Stock Consideration, (ii) evidence of a number of shares of Parent Series C Preferred Stock in book-entry form issuable pursuant to Section 2.1(b)(ii) sufficient in order for the Exchange Agent to distribute the Per Preferred Share Merger Consideration, and (iii) cash in immediately available funds in an amount sufficient for the Exchange Agent to distribute the Aggregate Cash Consideration and the Adjustment Amount (such evidence of book-entry shares of Parent Common Stock and Parent Series C Preferred Stock and cash deposited with the Exchange Agent, collectively, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock or holders of shares of Company Series A Preferred Stock, as applicable. In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time thereafter, any Fractional Share Consideration and any dividends or other distributions payable pursuant to Section 2.2(f) or Section 2.2(g). In the event the cash portion of the Exchange Fund shall be insufficient to pay the Aggregate Cash Consideration and Adjustment Amount, Parent shall promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required for the Exchange Agent to make such payments. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Aggregate Cash Consideration, Stock Consideration, the Adjustment Amount, the Preferred Stock Merger Consideration and payment of all other amounts required to be paid out of the Exchange Fund in accordance with this Agreement. In connection with the foregoing, Parent shall enter into an Exchange Agent Agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.2. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent in accordance with the Exchange Agent Agreement. Any interest and other income resulting from such investments shall be paid to Parent on the earlier of (i) six (6) months after the Closing Date or (ii) the full payment of the Aggregate Cash Consideration and Adjustment Amount, if any.

(b) Procedures for Surrender.

(i) Company Common Stock. Promptly after the First Merger Effective Time, Parent shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the First Merger Effective Time represented outstanding Company Common Shares (the “Common Certificates”) or non-certificated Company Common Shares represented by book-entry (“Book-Entry Common Shares”) and whose Company Common Shares were converted pursuant to Section 2.1(a) into the right to receive the Per Common Share Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Common Certificates (or affidavits of loss in lieu thereof) or transfer of the Book-Entry Common Shares to the Exchange Agent and which shall otherwise be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Common Certificates (or affidavits of loss in lieu thereof) or Book-Entry Common Shares in exchange for payment of the Per Common Share Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6. Upon (i) surrender to the Exchange Agent or to such other agent or agents as may be appointed by Parent of a Common Certificate for cancellation (or an affidavit of loss in lieu thereof) or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of a Book-Entry Common Share, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Common Certificate or Book-Entry Common Share shall be entitled to receive in exchange therefor the Per Common Share Merger Consideration in respect of each share of Company Common Stock formerly represented by such Common Certificate or Book-Entry Common Share pursuant to the provisions of this Article II, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6. The Parent Common Stock constituting part of the Per Common Share Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Company Common Stock or is otherwise required under applicable Law. The Exchange Agent shall accept such Common Certificates (or affidavits of loss in lieu thereof) or Book-Entry Common Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Per Common Share Merger Consideration is to be made to a Person other than the Person in whose name the Company Common Stock surrendered in exchange therefor is registered, it shall be a condition precedent of payment that either the Common Certificate so surrendered shall be properly endorsed or such Common Certificate (or affidavit of loss in lieu thereof) shall otherwise be in proper form for the transfer or such Book-Entry Common Share shall be properly transferred. Until surrendered as contemplated by this Section 2.2, each Common Certificate and Book-Entry Common Share shall be deemed at any time after the First Merger Effective Time to represent only the right to receive the applicable Per Common Share Merger Consideration as contemplated by this Article II, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f), without interest thereon. The issuance or payment of the Per Common Share Merger Consideration and the payment of any Fractional Share Consideration pursuant to Section 2.6 in respect of Parent Common Stock in accordance with this Agreement shall be deemed issued and paid in full satisfaction of all rights pertaining to such Company Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.2(f)).

(ii) Company Series A Preferred Stock. Promptly after the Second Merger Effective Time, Parent shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Second Merger Effective Time represented outstanding shares of Company Series A Preferred Stock (the “Preferred Certificates”) or non-certificated shares of Company Series A Preferred Stock represented by book-entry (“Book-Entry Preferred Shares”) and whose shares of Company Series A Preferred Stock were converted pursuant to Section 2.1(b) into the right to receive the Per Preferred Share Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Preferred Certificates (or affidavits of loss in lieu thereof) or transfer of the Book-Entry Preferred Shares to the Exchange Agent and which shall otherwise be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Preferred Certificates (or affidavits of loss in lieu thereof) or Book-Entry Preferred Shares in exchange for payment of the Per Preferred Share Merger Consideration. Upon (i) surrender to the Exchange Agent or to such other agent or agents as may be appointed by Parent of a Preferred Certificate for cancellation (or an affidavit of loss in lieu thereof) or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of a Book-Entry Preferred Share, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Preferred Certificate or Book-Entry Preferred Share shall be entitled to receive in exchange therefor the Per Preferred Share Merger Consideration in respect of each share of Company Series A Preferred Stock formerly represented by such Preferred Certificate or Book-Entry Preferred Share pursuant to the provisions of this Article II. The Parent Series C Preferred Stock constituting the Per Preferred Share Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Company Preferred Stock or is otherwise required under applicable Law. The Exchange Agent shall accept such Preferred Certificates (or affidavits of loss in lieu thereof) or Book-Entry Preferred Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Per Preferred Share Merger Consideration is to be made to a Person other than the Person in whose name the Company Series A Preferred Stock surrendered in exchange therefor is registered, it shall be a condition precedent of payment that either the Preferred Certificate so surrendered shall be properly endorsed or such Preferred Certificate (or affidavit of loss in lieu thereof) shall otherwise be in proper form for the transfer or such Book-Entry Preferred Share shall be properly transferred. Until surrendered as contemplated by this Section 2.2, each Preferred Certificate and Book-Entry Preferred Share shall be deemed at any time after the Second Merger Effective Time to represent only the right to receive the applicable Per Preferred Share Merger Consideration as contemplated by this Article II, and any dividends or other distributions on shares of Parent Series C Preferred Stock in accordance with Section 2.2(g), without interest thereon. The issuance or payment of the Per Preferred Share Merger Consideration in accordance with this Agreement shall be deemed issued and paid in full satisfaction of all rights pertaining to such Company Series A Preferred Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.2(g)).

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the First Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock or Company Series A Preferred Stock on the records of the Company. From and after the First Merger Effective Time, with respect to the holders of shares of Company Common Stock outstanding immediately prior to the First Merger Effective Time and, from and after the Second Merger Effective Time, with respect to the holders of shares of Company Series A Preferred Stock outstanding immediately prior to the Second Merger Effective Time, such holders shall cease to have any rights with respect to such Company Common Stock or Company Series A Preferred Stock except as otherwise provided for herein or by applicable Law. If, after the Second Merger Effective Time, Common Certificates, Preferred Certificates, Book-Entry Common Shares or Book-Entry Preferred Shares are presented to the Second Merger Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Common Certificates, Preferred Certificates, Book-Entry Common Shares or Book-Entry Preferred Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditor thereof with respect to the applicable Per Common Share Merger Consideration or Per Preferred Share Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f) or on the Parent Series C Preferred Stock in accordance with Section 2.2(g), payable upon due surrender of their Common Certificates, Preferred Certificates, Book-Entry Common Shares or Book-Entry Preferred Shares, as applicable, and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Exchange Agent shall be liable to any holder of a Common Certificate, Preferred Certificate, Book-Entry Common Share or Book-Entry Preferred Share for any Per Common Share Merger Consideration, Per Preferred Share Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Common Certificates or Preferred Certificates shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the holder thereof, (ii) delivery for the benefit of Parent of a bond or indemnity in an amount and upon terms reasonably satisfactory to the Exchange Agent and (iii) execution and delivery by such Person of a letter of transmittal, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Common Certificates or Preferred Certificates, the applicable Per Common Share Merger Consideration or Per Preferred Share Merger Consideration payable in respect of the Company Common Stock or Company Series A Preferred Stock represented by such Common Certificates or Preferred Certificates, pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions (x) on shares of Parent Common Stock in accordance with Section 2.2(f) or (y) on shares of Parent Series C Preferred Stock in accordance with Section 2.2(g).

(f) Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the First Merger Effective Time shall be paid to the holder of any unsurrendered Common Certificate or Book-Entry Common Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Common Certificate (or affidavit of loss in lieu thereof) or Book-Entry Common Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Common Certificate (or affidavit of loss in lieu thereof) or Book-Entry Common Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the First Merger Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(g) Dividends with Respect to Parent Series C Preferred Stock. No dividends or other distributions with respect to Parent Series C Preferred Stock with a record date after the Second Merger Effective Time shall be paid to the holder of any unsurrendered Preferred Certificate or Book-Entry Preferred Share with respect to the shares of Parent Series C Preferred Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Preferred Certificate (or affidavit of loss in lieu thereof) or Book-Entry Preferred Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Preferred Certificate (or affidavit of loss in lieu thereof) or Book-Entry Preferred Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Second Merger Effective Time theretofore paid with respect to such shares of Parent Series C Preferred Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Second Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Series C Preferred Stock.

Section 2.3 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other Transactions.

Section 2.4 Treatment of Company Restricted Shares; and DRIP.

(a) Immediately prior to the First Merger Effective Time, with respect to each outstanding share of restricted stock or each outstanding restricted stock unit that settles in shares of Company Common Stock, in each case that vest upon continued service under the Company Equity Plan (each a “Company Restricted Share”), the restrictions and vesting conditions applicable to such Company Restricted Share shall lapse and each such Company Restricted Share shall, by virtue of the First Merger and without any action on the part of the holder thereof, be converted as of the First Merger Effective Time into the right to receive, with respect to the share of Company Common Stock underlying such Company Restricted Share, the Per Common Share Merger Consideration in accordance with Section 2.1, less applicable Tax withholdings. Applicable Tax withholdings with respect to the converted Company Restricted Shares first shall reduce the Per Share Common Cash Merger Consideration received with respect to the Exchanged Restricted Shares held by an individual holder and then shall reduce the Per Share Common Stock Merger Consideration, with the value of any tax withholdings that reduce the Per Share Common Stock Merger Consideration to be based on the Parent Stock Price. For the purposes of this Section 2.4(a), “Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P.) on each of the five (5) consecutive trading days ending on the trading day prior to the Closing Date.

(b) Prior to the First Merger Effective Time, the Company shall adopt resolutions and take all necessary and appropriate actions to (i) effectuate the treatment of the Company Restricted Shares as contemplated by this Section 2.4 and (ii) provide that, as of the First Merger Effective Time, the Company Equity Plan shall terminate and all rights under any provision of any other plan, program or arrangement of the Company providing for the issuance or grant of any other interest in respect of the capital stock or other equity interests of the Company shall be cancelled without obligation (including any payment ) of the Company other than as expressly provided herein.

(c) The Company Board has, no later than the date hereof, taken all actions to either (i) suspend or terminate the DRIP, and following such suspension or termination, will not issue any shares of Company Common Stock under the DRIP or (ii) elect to satisfy the obligations to provide Company Common Stock pursuant to the DRIP through open market purchases rather than new share issuances.

Section 2.5 Withholding. Any payments made pursuant to this Agreement shall be net of all applicable withholding Taxes that Parent, Merger Sub, the First Merger Surviving Entity, the Second Merger Surviving Entity and the Exchange Agent, as the case may be, shall be required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6 Fractional Shares. No certificate or scrip or book-entry securities representing less than one (1) share of Parent Common Stock shall be issued in the First Merger upon the surrender for exchange of Common Certificates or Book-Entry Common Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (i) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a)(i) over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Sections 2.1 and 2.2(b)(i) (such excess being, the “Excess Shares”). The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing shares of Parent Common Stock that would otherwise receive fractional shares, shall sell the Excess Shares at then prevailing prices on the NYSE (or such other market in which the Parent Common Stock then trades).

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures (i) in the Company SEC Documents filed or furnished to the SEC as applicable, on or after January 1, 2015, except for the representations and warranties set forth in Section 3.3, Section 3.5, Section 3.8(b) and Section 3.19, and prior to February 22, 2016 (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature) and (ii) set forth in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to such other Section is reasonably apparent on its face from the text of the disclosure made.

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Maryland and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance with the terms of the Company Governing Documents.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, and the type and percentage of interest held directly or indirectly, by the Company in each Company Subsidiary. Each Company Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents.

(c) Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to conduct its business as now being conducted, except for such failures as would not have or reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than (i) in the Company Subsidiaries and (ii) Company Investments).

(e) The Company has made available to Parent (i) complete and correct copies of the Company Governing Documents and (ii) complete and correct copies of the organizational documents or governing documents of each Company Subsidiary.

Section 3.2 Capitalization.

(a) The authorized stock of the Company consists of (i) 450,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which 6,900,000 shares are designated as 8.00% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Company Series A Preferred Stock”). As of February 22, 2016, (A) 31,853,025 shares of Company Common Stock were issued and outstanding, including 178,669 Company Restricted Shares, (B) 6,900,000 shares of Company Series A Preferred Stock were issued and outstanding and no other shares of Company Preferred Stock were issued or outstanding, (C) 1,273,795 shares of Company Common Stock were reserved for issuance in connection with future grants of awards under any Company Equity Plan, and (D) 148,549 shares of Company Common Stock were reserved for issuance with respect to outstanding Company Restricted Shares. All of the outstanding shares of the Company’s stock are duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable securities Laws, the MGCL and the Company Governing Documents. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Company Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the DRIP, the provisions of the Company Charter, the Company Restricted Shares and the Company Preferred Stock, there are no options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any “poison pill” or similar stockholder rights plan, relating to the issued or unissued stock of the Company, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of stock or Company Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Company Equity Interests”). Except as set forth in the Company Governing Documents, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Shares or any stock of, or other Company Equity Interests in, the Company or any Company Subsidiary, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a list of all outstanding Company Restricted Shares as of February 22, 2016, including the name of the recipient and the applicable vesting schedule.

(c) There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company Common Stock or any stock of, or other Company Equity Interest in, the Company or Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its stock or other Company Equity Interests.

(d) The Company or another Company Subsidiary owns, directly or indirectly through ownership of another wholly-owned Company Subsidiary, all of the issued and outstanding shares of stock or other Company Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and other than, in the case of Company Subsidiaries that are immaterial to the Company, immaterial Liens), and all of such shares of stock or other Company Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and have been issued in compliance with all applicable securities Laws. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Company Equity Interests in any Company Subsidiary.

(e) Other than pursuant to the DRIP, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any Contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f) All dividends or distributions on the Company Common Stock and any material dividends or distributions on any securities of any Company Subsidiary which have been declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 3.3 Authorization; Validity of Agreement; Company Action.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Mergers. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, or vote, consent or approval of the Company’s stockholders, pursuant to the MGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the First Merger, to the receipt of the Company Stockholder Approval and the filing of the Articles of Merger with, and acceptance for record by, the SDAT.

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.4 Board Approvals. On or prior to the date hereof, the Company Board at a duly held meeting has by unanimous vote (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other Transactions, (ii) directed that the First Merger and the other Transactions be submitted for consideration at the Stockholders Meeting, and (iii) resolved to recommend that the Company’s stockholders vote in favor of the approval of the First Merger and the other Transactions and to include such Company Board Recommendation in the Proxy Statement, subject to Section 5.3 and Section 5.4.

Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the First Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) violate, conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational (a “Governmental Entity”), other than any taxing authority (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MGCL in connection with the Mergers, (iii) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Mergers, including (A) a proxy statement in preliminary and definitive form relating to the Stockholders Meeting that will be sent to the stockholders of the Company in connection with the Stockholders Meeting (together with any amendments or supplements thereto or document incorporated by reference therein, the “Proxy Statement”) and (B) a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the First Merger and Parent Series C Preferred Stock in the Second Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”) and filings on Form 8-K or pursuant to Rule 14a-12 under the Exchange Act, or (iv) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement and the Mergers), (c) except as set forth on Section 3.5 of the Company Disclosure Letter, accelerate the performance required by, result in any termination, cancellation or modification of, or loss of benefit under, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party, (d) result in the creation of any Lien or other encumbrance (other than a Company Permitted Lien) upon any of the respective properties or assets of the Company, or (e) violate any order, writ, injunction, decree or Law applicable to the Company or any of its properties or assets; except in each of clauses (c) or (d), as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Company SEC Documents and Company Financial Statements.

(a) The Company has filed or furnished (as applicable) with the SEC on a timely basis all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required by it to be filed or furnished (as applicable) since and including January 1, 2013 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied (or with respect to Company SEC Documents filed after the date hereof, will comply) in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the consolidated audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents or incorporated therein by reference, including the related notes and schedules (collectively, the “Company Financial Statements”), (i) complied or will comply, as the case may be, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiaries in all material respects; (iii) have been or will be, as the case may be, prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act); and (iv) fairly present, in all material respects, the financial position and the results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the times and for the periods referred to therein. The Company does not have any outstanding and unresolved comments from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comments and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(b) The Company has made available to Parent complete and correct copies of all material written correspondence between the SEC on one hand, and the Company, on the other hand, since January 1, 2013, other than as publicly filed as correspondence in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC (“EDGAR”).

Section 3.7 Internal Controls; Sarbanes-Oxley Act.

(a) Since January 1, 2013, the Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015, and, except as set forth in Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2015. Since January 1, 2013, the Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has not had (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involving management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Neither the Company nor any of its Subsidiaries has entered into or is subject to (i) any “off balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) or (ii) any commitment to become party to any joint venture, off balance sheet partnership or any similar Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, in each case where the results, purpose or effect of such commitment or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiaries’ published financial statements or other Company SEC Documents.

Section 3.8 Absence of Certain Changes.

(a) Except as contemplated by this Agreement, since January 1, 2015, (i) the Company and each Company Subsidiary has conducted, in all material respects, its business in the ordinary course consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that would require consent of Parent pursuant to clause (a), (b), (c), (i), (k), (l), (o), (p)(ii), (q) or (r), or clause (t) with respect to any of the foregoing, of Section 5.1 had such action occurred after the date of this Agreement and prior to the Closing.

(b) Since January 1, 2015, there has not been any Company Material Adverse Effect or any Events that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 No Undisclosed Liabilities. Except (a) as reflected or adequately reserved against on the balance sheet of the Company dated September 30, 2015, (b) for liabilities and obligations incurred since September 30, 2015 in the ordinary course of business and in a manner consistent with past practice, subsequent to September 30, 2015 and (c) for liabilities and obligations contemplated by or under this Agreement or in connection with the Transactions, neither the Company nor any Company Subsidiary has any liabilities or obligations, contingent or otherwise, that would be required by GAAP to be reflected on, or disclosed in the notes to, the consolidated financial statements of the Company and its Subsidiaries, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Litigation. There is (a) no material claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a “Legal Proceeding”), pending (in which service of process has been received by the Company) against (or to the Company’s knowledge, threatened against or naming as a party thereto), the Company, a Company Subsidiary, any of their respective properties or assets, or any executive officer or director of the Company (in their capacity as such) and (b) no material investigation of a Governmental Entity pending (in which notice has been received by the Company) or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, any of their respective properties or assets, or any executive officer or director of the Company (in their capacity as such). Neither the Company nor any Company Subsidiary is subject to any outstanding Order that is material to the Company or any Company Subsidiary.

Section 3.11 Company Employee Benefit Plans; ERISA.

(a) Neither the Company nor any of its Subsidiaries (i) currently employs or has ever employed any individual and (ii) has, or has ever had, any liabilities with respect to Benefit Plans, other than liabilities relating to the Company Equity Plan.

(b) The Company has provided or made available to Parent the amounts that have been allocated to the Company for calendar years 2014 and 2015 with respect to service credit with respect to applicable Benefit Plans, commission plans or current bonus target amounts (or portion thereof to be allocated to the Company), actual bonus and commission or incentive compensation for the individuals providing services to the Company (the “Company Service Providers”).

(c) No material liability, claim, action, audit, investigation, governmental proceeding or litigation is pending or, to the knowledge of the Company, threatened with respect to any individual who is currently providing or has ever provided services to the Company.

(d) Neither the execution of this Agreement nor the consummation of the Transactions will (individually or together with the occurrence of any other event): (i) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any director of the Company or any Company Service Provider, (ii) result in payments or benefits which would not be deductible under Section 280G of the Code, or (iii) result in a requirement to pay any tax “gross up” or similar “make whole” payment, whether paid directly or indirectly, to any director or Company Service Provider.

(e) Full payment has been made, or otherwise properly accrued on the books and records of the Company and the Company Subsidiaries, of all amounts that the Company and the Company Subsidiaries are required to have paid under the terms of any arrangement with respect to Company Service Providers.

(f) There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any individual who currently provides or has ever provided services to the Company or any of the Company Subsidiaries alleging unpaid or overdue compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Company Subsidiaries in connection with the service relationship.

(g) Each individual who renders service to the Company or any Company Subsidiary who is classified by the Company or such Company Subsidiary, as applicable, as having the status of an independent contractor or other nonemployee status for any purpose is properly so classified and treated in accordance with applicable Laws.

Section 3.12 Taxes.

(a) The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true, complete and correct in all material respects. The Company and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

(b) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2011 and through December 31, 2015 has been subject to taxation as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2016 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT through the First Merger Effective Time (determined as if the Company’s taxable year ended at the First Merger Effective Time and disregarding the distribution requirements set forth in Section 857(a)(1) of the Code); and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of the Company, no such challenge is pending or threatened.

(c) There are no current audits, examinations or other proceedings of a Governmental Entity pending with regard to any U.S. federal or other material Taxes of the Company or the Company Subsidiaries, and neither the Company nor any Company Subsidiary has received a written notice or announcement of any such audits, examinations or proceedings.

(d) Neither the Company nor any Company Subsidiary directly or indirectly holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471-1474 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(f) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Company Permitted Liens.

(g) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, except as otherwise provided herein and except, in each case, for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes.

(h) Neither the Company nor any Company Subsidiary is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of any U.S. federal or other material Taxes or agreed to any extension of time with respect to a U.S. federal or other material Tax assessment or deficiency.

(k) Neither Parent nor any Parent Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting of the Company or any Company Subsidiary for a taxable period ending on or prior to the Closing Date, (B) installment sale by the Company or any Company Subsidiary made on or prior to the Closing Date or (C) election by the Company or any Company Subsidiary under Section 108(i) of the Code made prior to the Closing Date.

(l) Section 3.12(l) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary and each other entity in which the Company directly, indirectly or constructively owns an equity interest of ten percent (10%) or greater (by vote or value) and their respective classification for U.S. federal income tax purposes, jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary, including in the case of any entity classified as a corporation for U.S. federal income tax purposes, whether such entity has elected to be treated as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”).

(m) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(n) Neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(o) Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(p) Neither the Company nor any Company Subsidiary has received a written claim by any Governmental Entity in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that they are or may be subject to income taxation by the jurisdiction.

(q) No deficiency for any U.S. federal or other material Tax has been asserted or assessed by a Governmental Entity in writing against the Company or any Company Subsidiary that has not been satisfied by payment, settled or withdrawn.

(r) Since January 1, 2015, neither the Company nor any of its Subsidiaries have rescinded or revoked any Tax election, settled or compromised any Tax liability or amended any Tax Return filed before the date hereof. No material Tax elections have been made following the filing of the Company’s 2014 U.S. federal income tax return.

(s) Neither the Company nor any Company Subsidiary (i) owns any “residual interests” (within the meaning of Section 860G(a)(2) of the Code) in a “REMIC” (within the meaning of Section 860D(a) of the Code) or (ii) has allocated “excess inclusion income” to their stockholders.

(t) To the knowledge of the Company, neither the Company nor any Company Subsidiary has engaged at any time in any “prohibited transactions” within the meaning of Section 856(b)(6) of the Code.

(u) This Section 3.12 and Section 3.11 contain the sole representations and warranties of the Company and the Company Subsidiaries with respect to Tax matters.

Section 3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a list of each Contract, including all amendments, supplements, exhibits and side letters to any such Contract, to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound which, as of the date of this Agreement:

(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act or required to be disclosed under Item 404 of Regulation S-K under the Securities Act (provided, that the Company shall only be required to list in clause (i) of Section 3.13(a) those Contracts that have not been filed with the SEC on or after January 1, 2015);

(ii) involves aggregate payments by, or other consideration or expenditures from, the Company or any Company Subsidiary in excess of $500,000 over the remaining term of such Contract, and is not cancelable within sixty (60) days without material payment by or penalty to the Company or any Company Subsidiary;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or upon consummation of the Transactions, Parent or its Subsidiaries, or which restricts in any material respect the conduct of any line of business of the Company or any Company Subsidiary, or upon consummation of the Transactions, Parent or its Subsidiaries;

(iv) establishes a partnership, joint venture or similar arrangement;

(v) relates to the borrowing of money or extension of credit, in each case having a principal amount of Indebtedness in excess of $1,000,000 other than accounts receivables and payables incurred or arising in the ordinary course of business consistent with past practice;

(vi) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination;

(vii) is a Company Investment Contract;

(viii) requires any delivery of notice or prior consent in connection with the Transactions, where, if such notice or consent were not made or obtained, would give rise to any right of termination, cancellation, acceleration or amendment of, or trigger any payments or the creation of a Lien or other encumbrance, or result in any violation of or breach of or constitute a default under such Contract in connection with the consummation of the Mergers and the other Transactions;

(ix) is with a Governmental Entity;

(x) relates to a Related Party Transaction; or

(xi) contains any obligation, contingent or otherwise, on the part of the Company or any of its Subsidiaries to indemnify any other Person.

(b) Each Contract of the type described above in Section 3.13(a), whether or not set forth in Section 3.13(a) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.” Except as, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract. None of the Company or any Company Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written or, to the knowledge of the Company, other notice of any violation or default under any Company Material Contract.

(c) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

Section 3.14 Investment Company Act. Neither the Company nor any Company Subsidiary is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act.

Section 3.15 Intellectual Property. Except as, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property Rights necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, (iv) to the knowledge of the Company, no third party is currently infringing or misappropriating Intellectual Property Rights owned by the Company or any Company Subsidiary, and (v) neither the Company or any Company Subsidiary has experienced any cybersecurity or other data breach or misappropriation. The Company and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property Rights that they own.

Section 3.16 Compliance with Laws; Permits.

(a) Each of the Company and the Company Subsidiaries has, since January 1, 2014, been in compliance, in all material respects, with all Laws which affect the business, properties or assets of the Company. Since January 1, 2014, no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any material non-compliance with any Laws affecting the business, properties or assets of the Company. Notwithstanding anything to the contrary in this Section 3.16(a), the provisions of this Section 3.16(a) shall not apply to matters discussed in Section 3.11 and Section 3.12.

(b) The Company and the Company Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to carry on its business in the manner described in the Company SEC Documents filed on or after January 1, 2014 and prior to the date hereof and as is being conducted as of the date of this Agreement (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to possess and maintain such Company Permits in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case for failures to file which, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in violation or breach of, or default under, any Company Permit, nor has the Company or any Company Subsidiary received any claim or notice indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any Company Permits, except where the failure to be in compliance with the terms of any Company Permits, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.17 Assets and Properties.

(a) None of the Company or any Company Subsidiary own any equity interests in any real property.

(b) The Company and each of the Company Subsidiaries own or lease all tangible assets, if any, necessary for the conduct of their respective businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice and is in good operating condition and repaid, other than where such defects or the failure to have been so maintained or to be in such condition and repair would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Investments. Section 3.18 of the Company Disclosure Letter sets forth an accurate and complete list of investments, including any securities, derivative instruments, currency hedging arrangements, repurchase agreements, options, forwards, futures, swaps, or hybrid securities, and all Contracts relating thereto (collectively, the “Company Investments” and such Contracts, the “Company Investment Contracts”) owned by the Company or any of the Company Subsidiaries as of the dates indicated therein, together with the cost basis, book or amortized value, as the case may be, as of the date indicated thereon, and investment rating (if any) of each such Company Investment.

Section 3.19 Information in the Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company, any Company Subsidiary or the Company Manager for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Stockholders

Meeting, at the time the Form S-4 is declared effective by the SEC or at the First Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company, any Company Subsidiary or the Company Manager or other information supplied by or on behalf of the Company, any Company Subsidiary or the Company Manager for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 3.19 will not apply to statements or omissions included in the Form S-4 or the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent, Merger Sub or the Parent Manager.

Section 3.20 Opinion of Company Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC (the “Company Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the limitations, qualifications and assumptions set forth therein, the consideration to be received in the First Merger pursuant to this Agreement is fair, from a financial point of view, to holders of Company Common Stock (other than Parent, Merger Sub and their respective affiliates). The Company shall make available to Parent, solely for informational purposes, a complete and current copy of such written opinion promptly after receipt thereof by the Company Board. Parent and Merger Sub acknowledge that the opinion of the Company Financial Advisor is for the benefit of the Company Board and neither Parent nor Merger Sub shall be entitled to rely on such opinion for any purpose.

Section 3.21 Insurance. The Company and the Company Subsidiaries have policies of insurance covering the Company, the Company Subsidiaries and any of their respective directors, officers, agents, properties or assets, including policies of property, fire, products liability, directors’ and officers’ liability, and other casualty and liability insurance (“Company Insurance Policies”), and in each case in such amounts and with respect to such risks and losses, which the Company believes are adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company or any Company Subsidiary under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All premiums payable under the Company Insurance Policies have been paid in all material respects, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of the Company Insurance Policies. The Company will make available to Parent upon request copies of all material Company Insurance Policies.

Section 3.22 Related Party Transactions. Except as set forth in the Company SEC Documents (and excluding this Agreement and the Transactions), since January 1, 2013 there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and the Company Manager or any officer, director or affiliate (including any officer or director of any affiliate) of the Company, any Company Subsidiary or the Company Manager, on the other hand (each, a “Related Party Transaction”).

Section 3.23 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor, whose fees and expenses shall be paid by the Company), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Mergers or the other Transactions based upon arrangements made by or on behalf of the Company.

Section 3.24 Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the First Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the First Merger or the other Transactions.

Section 3.25 Vote Required. The affirmative vote, at a duly called and held meeting of stockholders, of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote upon the First Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of shares of stock of the Company necessary under the MGCL or the Company Governing Documents to approve the Mergers or the other Transactions.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions.

Section 3.27 Acknowledgement by the Company. The Company acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the assets, condition, operations and prospects of Parent, Merger Sub and their respective Subsidiaries. In entering into this Agreement, the Company acknowledges that, other than as expressly set forth in this Agreement, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub in connection herewith or incorporated by reference herein, none of Parent, Merger Sub, any of their respective Subsidiaries nor any of their respective Affiliates, agents or representatives (the “Parent Parties”) makes or has made any representation or warranty, either express or implied, including, without limitation, (i) as to the accuracy or completeness of any of the information provided or made available to the Company or its agents or representatives prior to the execution of this Agreement, or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent, Merger Sub or their respective Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

The following representations and warranties are given by Parent and Merger Sub jointly and severally and are qualified in their entirety by reference to the disclosures (i) in the Parent SEC Documents filed or furnished to the SEC as applicable, on or after January 1, 2015, except for the representations and warranties set forth in Section 4.3, Section 4.5, Section 4.8(b) and Section 4.15, and prior to February 22, 2016 (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature) and (ii) set forth in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to such other Section is reasonably apparent on its face from the text of the disclosure made.

Section 4.1 Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of Maryland and has the requisite corporate power and authority to conduct its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is in compliance with the terms of the Parent Governing Documents.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority conduct its business as now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the Merger Sub Governing Documents not filed as of the date of this Agreement with the SEC. Merger Sub is in compliance with the terms of the Merger Sub Governing Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Section 4.1(c) of the Parent Disclosure Letter sets forth a true and complete list of the Subsidiaries of Parent (each a “Parent Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary, and the type and percentage of interest held directly or indirectly, by the Parent in each Parent Subsidiary. Each Parent Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents.

(d) Each Parent Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to conduct its business as now being conducted, except for such failures as would not have or reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Neither Parent nor any Parent Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Parent Subsidiaries and investments in short-term securities).

(f) Parent has made available to the Company complete and correct copies of the Parent Governing Documents.

Section 4.2 Capitalization.

(a) As of the date hereof, the authorized stock of Parent consists of (i) 450,000,000 shares of Parent Common Stock, (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), of which (x) 3,450,000 shares are designated as 8.625% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Parent Series A Preferred Stock”), and (y) 8,000,000 shares are designated as 8.00% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Parent Series B Preferred Stock”). As of February 22, 2016, (A) 67,385,255 shares of Parent Common Stock were issued and outstanding, (B) 3,450,000 shares of Parent Series A Preferred Stock were issued and outstanding; (C) 8,000,000 shares of Parent Series B Preferred Stock were issued and outstanding and no other shares of Parent Preferred Stock were issued or outstanding, (D) 14,247,763 shares of Parent Common Stock were reserved for issuance in connection with potential future conversions of the Parent Convertible Notes, (E) 3,109,535 shares of Parent Common Stock were reserved for issuance in connection with future grants of awards under any Parent Equity Plan, and (F) 924,650 shares of Parent Common Stock were reserved for issuance with respect to outstanding grants made under any Parent Equity Plan (the “Parent Equity Awards”). All of the outstanding shares of Parent stock are duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock to be issued in connection with the First Merger and shares of Parent Series C Preferred Stock to be issued in connection with the Second Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable securities Laws, the MGCL and the Parent Governing Documents. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights)

(“Parent Voting Debt”) of Parent or any Parent Subsidiary issued and outstanding. Except for the Parent Equity Awards, there are no options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any “poison pill” or similar stockholder rights plan, relating to the issued or unissued stock of Parent, obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of stock or Parent Voting Debt of, or other equity interest in, Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Parent Equity Interests”). Except as set forth in the Parent Governing Documents, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any stock of, or other Parent Equity Interests in, Parent or any Parent Subsidiary, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Parent or any Parent Subsidiary.

(b) There are no voting trusts or other agreements to which Parent or any Parent Subsidiary is a party with respect to the voting of the Parent Common Stock or any stock of, or other Parent Equity Interest in, Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its stock or other Parent Equity Interests except as set forth in the governance documents of the Parent Subsidiaries.

(c) Parent owns beneficially and of record all of the outstanding stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(d) Parent or another Parent Subsidiary owns, directly or indirectly through ownership of another wholly-owned Parent Subsidiary, all of the issued and outstanding shares of stock or other Parent Equity Interests of each of the wholly-owned Parent Subsidiaries and its outstanding shares of stock or other Parent Equity Interests of each of the other Parent Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under the governance documents of the Parent Subsidiaries and/or applicable federal and state securities Laws and other than, in the case of Parent Subsidiaries that are immaterial to Parent, immaterial Liens), and all of such shares of stock or other Parent Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable, and have been issued in compliance with all applicable securities Laws. Except as set forth in the governance documents of the Parent Subsidiaries, there are no outstanding obligations to which Parent or any Parent Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Parent Equity Interests in any Parent Subsidiary.

(e) All dividends or distributions on the shares of Parent Common Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.3 Authorization; Validity of Agreement; Parent Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Mergers. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by each of them of the Mergers and the other Transactions, have been duly and validly authorized by the Parent Board, the board of directors of Merger Sub and the sole stockholder of Merger Sub and no other corporate action on the part of Parent or Merger Sub, or vote, consent or approval of Parent’s stockholders, pursuant to the MGCL or otherwise, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, and the consummation by each of them of the Mergers and the other Transactions, subject, in the case of the Mergers, to the filing of the Articles of Merger with, and acceptance for record by, the SDAT. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.4 Board Approvals. On or prior to the date hereof, (a) the Parent Board has at a duly held meeting, by unanimous vote, duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other Transactions and (b) the board of directors of Merger Sub has at a duly held meeting, by unanimous vote, duly and validly authorized the execution and delivery of this Agreement and declared advisable the First Merger.

Section 4.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Mergers or any other Transaction or compliance by Parent and Merger Sub with any of the provisions of this Agreement will (a) violate, conflict with or result in any breach of any provision of the Parent Governing Documents, the Merger Sub Governing Documents or the comparable organizational or governing documents of any Parent Subsidiary, (b) require any filing by Parent, Merger Sub or any Parent Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, including with respect to the registration of Stock Consideration, (ii) any filings as may be required under the MGCL in connection with the Mergers and the other Transactions, (iii) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement and the Mergers, or (iv) such filings as may be required in connection with state and local transfer Taxes), (c) accelerate the performance required by, result in any termination, cancellation or modification of, or loss of benefit under, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or any Parent Subsidiary is a party, (d) result in the creation of any Lien or other encumbrance (other than a Parent Permitted Lien) upon any of the respective properties or assets of Parent, or (e) violate any order, writ, injunction, decree or Law applicable to Parent or any of its properties or assets; except in each of clauses (c) or (d), as would not have or reasonably be expected to have individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Parent SEC Documents and Parent Financial Statements.

(a) Parent has filed or furnished (as applicable) with the SEC on a timely basis all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required by it to be filed or furnished (as applicable) since and including January 1, 2013 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed by Parent with the SEC, collectively, the “Parent SEC Documents”). As of their respective filing dates the Parent SEC Documents (a) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied (or with respect to Parent SEC Documents filed after the date hereof, will comply) in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the consolidated audited financial statements and unaudited interim financial statements of Parent included in the Parent SEC Documents or incorporated therein by reference, including the related notes and schedules (collectively, the “Parent Financial Statements”), (i) complied or will comply, as the case may be, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent and the Parent Subsidiaries in all material respects, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act); and (iv) fairly present, in all material respects, the financial position and the results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as of the times and for the periods referred to therein. No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of Parent. Parent does not have any outstanding and unresolved comments from the SEC with respect to the Parent SEC Documents. To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comments and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

(b) Parent has made available to the Company complete and correct copies of all written correspondence between the SEC on one hand, and Parent, on the other hand, since January 1, 2013, other than as publicly filed as correspondence in EDGAR.

Section 4.7 Internal Controls; Sarbanes-Oxley Act.

(a) Since January 1, 2013, Parent has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its consolidated Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets that could have a material effect on the financial statements. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015, and, except as set forth in Parent SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 31, 2015. Since January 1, 2013, Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has not had (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(b) Neither Parent nor any of its Subsidiaries has entered into or is subject to (i) any “off balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) or (ii) any commitment to become party to any joint venture, off balance sheet partnership or any similar Contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, in each case where the results, purpose or effect of such commitment or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiaries’ published financial statements or other Parent SEC Documents.

Section 4.8 Absence of Certain Changes.

(a) Except as contemplated by this Agreement, since January 1, 2015, Parent and each Parent Subsidiary has conducted, in all material respects, its business in the ordinary course consistent with past practice.

(b) Since January 1, 2015, there has not been any Parent Material Adverse Effect or any Events that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9 No Undisclosed Liabilities. Except (a) as reflected or adequately reserved against on the balance sheet of Parent, dated September 30, 2015, (b) for liabilities and obligations incurred since September 30, 2015 in the ordinary course of business and in a manner consistent with past practice, subsequent to September 30, 2015, and (c) for liabilities and obligations contemplated by or under this Agreement or in connection with the Transactions, neither Parent nor any Parent Subsidiary has incurred any liabilities or obligations, contingent or otherwise, that would be required by GAAP to be reflected on, or disclosed in the notes to, the consolidated financial statements of Parent and its Subsidiaries, other than those liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10 Litigation. There is no Legal Proceeding pending (in which service of process has been received by Parent) against (or to Parent’s knowledge, threatened against or naming as a party thereto), Parent, a Parent Subsidiary, any of their respective properties or assets, or any executive officer or director of Parent (in their capacity as such) except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no material investigation of a Governmental Entity pending (in which notice has been received by Parent) or, to the knowledge of Parent, threatened against the Parent or any Parent Subsidiary, any of their respective properties or assets, or any executive officer or director of Parent (in their capacity as such), that, if adversely determined, would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is subject to any outstanding Order which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11 Parent Employee Benefit Plans; ERISA.

(a) Neither Parent nor any Parent Subsidiaries (i) currently employs or has ever employed any individual and (ii) has, or has ever had, any liabilities with respect to Benefit Plans, other than liabilities relating to the Parent Equity Plan.

(b) No material liability, claim, action, audit, investigation, governmental proceeding or litigation is pending or, to the knowledge of Parent, threatened with respect to any individual who is currently providing or has ever provided services to Parent. Full payment has been made, or otherwise properly accrued on the books and records of Parent and the Parent Subsidiaries, of all material amounts that Parent and the Parent Subsidiaries are required under the terms of any arrangement with respect to Parent Service Providers.

Section 4.12 Taxes.

(a) Parent and each Parent Subsidiary has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true, complete and correct in all material respects. Parent and each Parent Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

(b) Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 2009 and through December 31, 2015 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2016 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of Parent, no such challenge is pending or threatened.

(c) There are no current audits, examinations or other proceedings of a Governmental Entity pending with regard to any U.S. federal or other material Taxes of Parent or the Parent Subsidiaries, and neither Parent nor any Parent Subsidiary has received a written notice or announcement of any such audits, examinations or proceedings.

(d) Merger Sub has been treated as a disregarded entity for U.S. federal income tax purposes at all times since its formation.

(e) Neither Parent nor any Parent Subsidiary directly or indirectly holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471-1474 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except for Parent Permitted Liens.

(h) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date, neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, except as otherwise provided herein and except, in each case, for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes.

(i) Neither Parent nor any Parent Subsidiary is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither Parent nor any Parent Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of any U.S. federal or other material Taxes or agreed to any extension of time with respect to a U.S. federal or other material Tax assessment or deficiency.

(l) Neither Parent nor any Parent Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting of Parent or any Parent Subsidiary for a taxable period ending on or prior to the Closing Date, (B) installment sale or open transaction disposition made by Parent or any Parent Subsidiary on or prior to the Closing Date, (C) prepaid amount received by Parent or any Parent Subsidiary on or prior to the Closing Date, or (D) election made of Parent or any Parent Subsidiary prior to the Closing under Section 108(i) of the Code.

(m) Section 4.12(m) of the Parent Disclosure Letter sets forth a true and complete list of each Parent Subsidiary and each other entity in which Parent directly, indirectly or constructively owns an equity interest of ten percent (10%) or greater (by vote or value) and their respective classification for U.S. federal income tax purposes, jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Parent in each Parent Subsidiary, including in the case of any entity classified as a corporation for U.S. federal income tax purposes, whether such entity has made an election to be treated as a REIT or a Taxable REIT Subsidiary.

(n) Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(o) None of Parent, Merger Sub or any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(p) Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(q) Neither Parent nor any Parent Subsidiary have received a written claim by any Governmental Entity in a jurisdiction where Parent and the Parent Subsidiaries do not file Tax Returns that they are or may be subject to income taxation by the jurisdiction.

(r) No deficiency for any U.S. federal or other material Tax has been asserted or assessed by a Governmental Entity in writing against Parent or any Parent Subsidiary that has not been satisfied by payment, settled or withdrawn.

(s) Since January 1, 2015, neither Parent nor any of its Subsidiaries have rescinded or revoked any Tax election, settled or compromised any Tax liability or amended any Tax Return filed before the date hereof. No material Tax elections have been made following the filing of the Company’s 2014 U.S. federal income tax return.

(t) Neither Parent nor any Parent Subsidiary (i) owns any “residual interests” (within the meaning of Section 860G(a)(2) of the Code) in a “REMIC” (within the meaning of Section 860D(a) of the Code) or (ii) has allocated “excess inclusion income” to their stockholders.

(u) To the knowledge of Parent, neither Parent nor any Parent Subsidiary has engaged at any time in any “prohibited transactions” within the meaning of Section 856(b)(6) of the Code.

(v) This Section 4.12 contains the sole representations and warranties of Parent and the Parent Subsidiaries with respect to Tax matters.

Section 4.13 Investment Company Act. Neither Parent nor any Parent Subsidiary is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act.

Section 4.14 Compliance with Laws; Permits.

(a) Each of Parent and the Parent Subsidiaries has, since January 1, 2014, been in compliance with all Laws which affect the business, properties or assets of Parent, except for such non-compliance that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2014, no notice, charge or assertion has been received by Parent or any Parent Subsidiary or, to Parent’s knowledge, threatened against Parent or any Parent Subsidiary alleging any non-compliance with any Laws affecting the business, properties or assets of Parent, except for any such alleged non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.14, the provisions of this Section 4.14 shall not apply to matters discussed in Section 4.11 and Section 4.12.

(b) Parent and the Parent Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and the Parent Subsidiaries to carry on its business in the manner described in the Parent SEC Documents filed on or after January 1, 2014 and prior to the date hereof and as is being conducted as of the date of this Agreement (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect, except where the failure to possess and maintain such Parent Permits in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All applications required to have been filed for the renewal of the Parent Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case for failures to file which, individually or in the aggregate, would not have or reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is in violation or breach of, or default under, any Parent Permit, nor has Parent or any Parent Subsidiary received any claim or notice indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits, individually or in the aggregate, would not have or reasonably be expected to have a Parent Material Adverse Effect.

Section 4.15 Information in the Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of Parent, any Parent Subsidiary or the Parent Manager for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the First Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Transactions, to the extent relating to Parent, any Parent Subsidiary or the Parent Manager or other information supplied by or on behalf of Parent, any Parent Subsidiary or the Parent Manager for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.16 will not apply to statements or omissions included in the Form S-4 or the Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company or the Company Manager.

Section 4.16 Opinion of Parent Financial Advisor. The Parent Board Special Committee has received the opinion of Houlihan Lokey Capital, Inc. (the “Parent Financial Advisor”) to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the consideration to be paid by Parent in the First Merger is fair from a financial point of view to Parent. The Company acknowledges that the opinion of the Parent Financial Advisor is for the benefit of the Parent Board Special Committee and the Company shall not be entitled to rely on such opinion for any purpose.

Section 4.17 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Parent Financial Advisors, whose fees and expenses shall be paid by Parent), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Mergers based upon arrangements made by or on behalf of Parent.

Section 4.18 Sufficiency of Funds. Parent and Merger Sub have or, at Closing, shall have, sufficient funds to consummate the Transactions and to satisfy their respective obligations under this Agreement.

Section 4.19 Ownership of Company Common Stock. Except as set forth in Section 4.19 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Company Common Stock), or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary and neither Parent nor any Parent Subsidiary has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. Neither Parent nor any of the Parent Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Parent Subsidiaries has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock during the last two (2) years.

Section 4.20 Related Party Transactions. Except as set forth in the Parent SEC Documents (and excluding this Agreement and the transactions contemplated hereby), since January 1, 2013 there have been no transactions, agreements, arrangements or understandings between the Parent or any Parent Subsidiary, on the one hand, and the Parent Manager or any officer, director or affiliate (including any officer or director of any affiliate) of the Parent, any Parent Subsidiary or the Parent Manager, on the other hand.

Section 4.21 Takeover Statutes. The Parent Board has taken all action necessary to render inapplicable to the Mergers and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL, Subtitle 7 of Title 3 of the MGCL and the limitations on transfer and ownership set forth in the Parent’s charter. No other Takeover Statutes are applicable to this Agreement, the Mergers or the other Transactions.

Section 4.22 Vote Required. No vote of the holders of Parent Common Stock or Parent Preferred Stock is required to approve the Mergers or the other Transactions.

Section 4.23 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the Transactions.

Section 4.24 Acknowledgement by Parent and Merger Sub. Each of Parent and Merger Sub acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, each of Parent and Merger Sub acknowledges that, other than as expressly set forth in this Agreement, the Company Disclosure Letter or in any other document or certificate delivered by the Company in connection herewith or incorporated by reference herein, none of the Company, any Subsidiary of the Company, nor any of their respective Affiliates, agents or representatives (the “Company Parties”) makes or has made any representation or warranty, either express or implied, including, without limitation, (i) as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or their respective agents or representatives prior to the execution of this Agreement or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or its Subsidiaries.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF

BUSINESS PENDING THE FIRST MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the First Merger Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as expressly required or permitted pursuant to this Agreement, (c) to the extent otherwise required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall and shall cause the Company Subsidiaries to (x) conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice, and (y) use its commercially reasonable efforts to (A) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) provided it does not require additional compensation, keep available the services of its present officers, (C) maintain all Company Insurance Policies and (D) maintain the qualification of the Company as a REIT. Without limiting the generality of the foregoing, the Company agrees that between the date of this Agreement and the First Merger Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as expressly required or permitted pursuant to this Agreement, (c) to the extent otherwise required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall not, and shall not permit any Company Subsidiary to:

(a) amend or propose to amend (A) the Company Charter or Company Bylaws, or (B) such equivalent organizational or governing documents of any Company Subsidiary;

(b) issue, sell, pledge, dispose, encumber or grant any Company Equity Interests, except with respect to any issuance of Company Common Stock upon the settlement of Company Restricted Shares which have vested in accordance with the vesting schedule set forth on Section 3.2(b) of the Company Disclosure Letter;

(c) split, combine, subdivide or reclassify any shares of stock of the Company or any Company Subsidiary or any other Company Equity Interests or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of stock of the Company;

(d) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular quarterly dividends payable in respect of the Company Preferred Stock in accordance with past practice, (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, (C) the declaration, prior to the Pricing Date, and payment by the Company of regular quarterly dividends payable in respect of the Company Common Stock in accordance with past practice, provided that any such dividend declared before the Pricing Date that is not paid prior to the Pricing Date shall be taken into account in calculating Company Book Value and (D) any dividend to the extent declared and paid in accordance with Section 6.15;

(e) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests, except (i) from holders of Company Restricted Shares in amounts necessary to pay any applicable Taxes payable by such holders upon the lapse of restrictions on the Company Restricted Shares or (ii) as required by the Company Governing Documents;

(f) (i) acquire or agree to acquire (including by merging or consolidating with, by purchasing any assets or equity securities of, or by any other manner) any corporation, partnership, limited liability company, other business organization or other Person, including any division or material amount of assets thereof, or (ii) acquire or agree to acquire any assets or properties other than Company Investments in accordance with Section 6.17 and Section 6.18;

(g) sell, pledge, lease, assign, transfer, exclusively license, dispose of or encumber, any property or assets other than Company Investments in accordance with Section 6.17 and Section 6.18;

(h) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities (other than refinancing of Indebtedness in a manner contemplated by Section 6.17 and Section 6.18) or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary);

(i) other than ordinary course advances in connection with expense reimbursement to Company’s personnel (including to personnel of the Company Manager providing services to the Company), make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, in each case other than Company Investments in accordance with Section 6.17 and Section 6.18;

(j) enter into, renew, modify, amend or terminate (or consent to the termination of the Company’s or any Company Subsidiary’s rights under), or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date of this Agreement, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action by the Company or any Company Subsidiary, (B) subject to Section 6.2(c), the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the Transactions; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect the Company, any Company Subsidiary or Parent or (C) subject to Section 6.2(c), as may be contemplated by the arrangements established by the Parties under Section 6.17 and Section 6.18, or as reasonably necessary to comply with the express terms of this Agreement;

(k) make, change or revoke, any material Tax election, enter into any material closing agreement with a Tax authority, file any amended Tax Return with respect to any material Tax or change any material method of accounting for Tax purposes or annual Tax accounting period, except in each case (A) if required by Law, (B) in the ordinary course of business or (C) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”) or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(l) take any action that could reasonably be expected to, or fail to take any action, the failure of which could reasonably be expected to, cause the Company to fail to qualify as a REIT (determined as if the Company’s taxable year ended at the First Merger Effective Time and disregarding the distribution requirements set forth in Section 857(a)(1) of the Code for such taxable year);

(m) make, authorize or incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $500,000 individually, or $1,000,000 in the aggregate;

(n) except (i) as required by the terms of any Benefit Plan or other Contract in effect on the date hereof, (ii) in connection with retention or severance arrangements entered into in connection with the Transactions in accordance with the parameters set forth on Section 5.1(n) of the Company Disclosure Letter or (iii) in order to effectuate the actions contemplated by this Agreement, (A) increase the salary or bonus opportunity of any directors of the Company or any other individual providing services Company, (B) grant any officer or director of the Company any increase in severance or termination pay, (C) establish, adopt or enter into any collective bargaining agreement, (D) hire any officer (with a title of vice president or higher) of the Company or promote or appoint any Person to a position with a title of vice president or higher of the Company, (E) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or Benefit Plan, (F) accelerate the vesting or payment of any award under any Company Equity Plan or of any other compensation or benefits other than as set for on Section 5.1(n) of the Company Disclosure Letter, (G) grant any awards under any Company Equity Plan or any bonus, incentive, performance or other compensation plan or arrangement, or (H) grant any bonuses to individuals providing services to the Company, other than pursuant to the terms of the bonus plans set forth in Section 5.1(n) of the Company Disclosure Letter;

(o) change an annual accounting period or change in any material respect any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or applicable Laws;

(p) other than settlement of claims, liabilities or obligations in connection with any stockholder litigation against the Company and/or its officers, directors, employees and Representatives relating to this Agreement, the Mergers and/or the other Transactions in accordance with Section 6.9, (i) settle or compromise any material claim or Legal Proceeding where the amount paid in settlement or compromise exceeds $500,000 individually or $1,000,000 in the aggregate or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief that would reasonably be expected to restrict the operations of the business of the Company and its Subsidiaries (or of Parent and its Subsidiaries after the Second Merger Effective Time);

(q) take any action that could, or fail to take any action, the failure of which could reasonably be expect to, result in the Company or any Company Subsidiary being required to be registered as an investment company under the Investment Company Act;

(r) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Mergers);

(s) amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with the financial advisor referred to in Section 3.23 that would increase the liabilities, including, without limitation, any indemnification obligation of the Company or any Company Subsidiary in a manner materially adverse to the Company, any Company Subsidiary or Parent or engage other financial advisors in connection with the Mergers or the Transactions; or

(t) enter into any Contract with respect to, or agree to take or make any commitment to take, or cause the Company Board to adopt any resolutions approving, any of the actions prohibited by this Section 5.1.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the First Merger Effective Time, (ii) avoid incurring U.S. federal, state or local income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to stockholders of the Company in accordance with Section 6.15 or (iii) avoid being required to register as an investment company under the Investment Company Act.

Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that between the date of this Agreement and the First Merger Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, except (a) as set forth in Section 5.2 of the Parent Disclosure Letter, (b) as expressly required or permitted pursuant to this Agreement, (c) to the extent otherwise required by Law or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent (x) shall and shall cause the Parent Subsidiaries to, conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice and (y) shall use its commercially reasonable efforts to (A) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, and (B) maintain the qualification of Parent as a REIT. Without limiting the generality of the foregoing, Parent agrees that between the date of this Agreement and the First Merger Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, except (a) as set forth in Section 5.2 of the Parent Disclosure Letter, (b) as expressly required or permitted pursuant to this Agreement, (c) to the extent otherwise required by Law or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) Parent shall not, and shall not permit any Parent Subsidiary to:

(a) amend or propose to amend the charter or bylaws of Parent in a manner adverse to the Company;

(b) issue or grant any Parent Equity Interests at a price below the per share value of the Parent’s net assets as of the date of such issuance or grant;

(c) split, combine, subdivide or reclassify any shares of stock of the Parent or any Parent Subsidiary or any other Parent Equity Interests or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of stock of Parent;

(d) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of stock of Parent or any Parent Subsidiary or other equity securities or ownership interests in Parent or any Parent Subsidiary, except for (A) the declaration and payment by Parent of regular quarterly dividends payable in respect of the Parent Preferred Stock in accordance with past practice, (B) the declaration and payment of dividends or other distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary, (C) the declaration and payment by Parent of regular quarterly dividends payable in respect of the Parent Common Stock in accordance with past practice; (D) the declaration and payment by Parent of a dividend in respect of the Parent Common Stock at or prior to Closing in an amount equal to a pro rata portion of its regularly quarterly dividend, based on the number of days elapsed in the quarter in which the Closing Date occurs to but not including the third (3rd) Business Day after the date on which the Company Stockholder Approval is obtained; and (E) any dividend which the Parent Board determines is or may be necessary to be authorized and declared to enable Parent to maintain its qualification as a REIT and avoid incurring U.S. federal, state or local income or excise taxes under the Code or applicable state or local law, including payment of dividends under Code Sections 858 or 860, with respect to 2016;

(e) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Parent Equity Interests, except (i) in accordance with Parent’s share repurchase plan as in effect as of the date hereof, (ii) from holders of Parent Equity Awards in amounts necessary for such holders to pay any applicable Taxes payable by such holders upon the lapse of restrictions on the Parent Equity Awards or (iii) as required by the Parent Governing Documents;

(f) make, change or revoke, any material Tax election, enter into any material closing agreement with a Tax authority, file any amended Tax Return with respect to any material Tax or change any material method of accounting for Tax purposes or annual Tax accounting period, except in each case (A) if required by Law, (B) in the ordinary course of business or (C) if necessary (x) to preserve Parent’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(g) take any action that could reasonably be expected to, or fail to take any action, the failure of which could reasonably be expected to, cause Parent to fail to qualify as a REIT;

(h) change an annual accounting period or change in any material respect any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or applicable Laws;

(i) take any action that could, or fail to take any action, the failure of which could reasonably be expected to, result in Parent or any Parent Subsidiary being required to be registered as an investment company under the Investment Company Act;

(j) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent (other than the Mergers); or

(k) enter into any Contract with respect to, or agree to take or make any commitment to take, or cause Parent Board to adopt any resolutions approving, any of the actions prohibited by this Section 5.2.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel to Parent, is reasonably necessary for Parent to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the First Merger Effective Time, (ii) avoid incurring U.S. federal, state or local income or excise Taxes under the Code or applicable state or local Law or (iii) avoid being required to register as an investment company under the Investment Company Act.

Section 5.3 Acquisition Proposals; Go-Shop Period.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on April 1, 2016 (the “Go-Shop Period”), the Company and its Subsidiaries and

their respective Representatives shall have the right to: (i) initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that constitute, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of providing access to non-public information to any Person and its Representatives, its affiliates and its prospective equity and debt financing sources, provided that prior to furnishing such information, the Company has entered into an Acceptable Confidentiality Agreement with such Person, and further, provided, that the Company shall promptly make available to Parent any non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access if such information was not previously made available to Parent, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons and their Representatives, their affiliates and their prospective equity and debt financing sources with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) Except as expressly permitted by this Section 5.3 (including Section 5.3(d)) and except as may relate to any Excluded Party (for so long as such Person remains an Excluded Party), the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall instruct and use its commercially reasonable efforts to cause, its and its Subsidiaries’ other Representatives (including by notifying them of the existence and terms of this Section 5.3(b)) to (i) at 12:01 a.m. on April 2, 2016 (the “No-Shop Period Start Date”), immediately cease any solicitation activity with respect to an Acquisition Proposal or any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and the Company shall request that each Person (other than an Excluded Party for so long as such Person is an Excluded Party, and except as otherwise permitted pursuant to the terms of an Acceptable Confidentiality Agreement) promptly return to the Company or destroy any non-public information previously furnished or made available to it or any of its Representatives by or on behalf of the Company or its Representatives, and immediately terminate access of any Person (other than an Excluded Party for so long as such Person is an Excluded Party) to any electronic data room maintained by the Company with respect to the transaction contemplated by this Agreement and (ii) from the No-Shop Period Start Date until the earlier of the First Merger Effective Time and the termination of this Agreement in accordance with Article VIII, not, directly or indirectly, (A) initiate, solicit, knowingly facilitate or knowingly encourage (publicly or otherwise) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to an Acquisition Proposal, (B) furnish any non-public information regarding the Company to any Person, or (C) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any information concerning the Company or its Subsidiaries or afford access to the Company’s or its Subsidiaries’ books, records, management, employees or properties to any Person (other than discussions in the ordinary course of business that are unrelated to an Acquisition Proposal).

(c) As promptly as reasonably practicable, and in any event within three (3) Business Days following the expiration of the Go-Shop Period, the Company will provide Parent with a written list identifying each Excluded Party.

(d) Notwithstanding anything in this Agreement to the contrary, but subject to the last sentence of this Section 5.3(d), at any time following the No-Shop Period Start Date and prior to the time, but not after, the conditions set forth in Section 7.1(a) have been satisfied, if the Company receives an Acquisition Proposal from any Person or group of Persons which has not resulted from a violation of this Section 5.3, subject to compliance with this Section 5.3(d), (i) the Company and its Subsidiaries and their Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof, (ii) the Company and its Subsidiaries and their respective Representatives may provide non-public information and data concerning the Company and its Subsidiaries to such Person or group of Persons and their Representatives, their affiliates and their prospective equity and debt financing sources provided that prior to furnishing such information, the Company has entered into an Acceptable Confidentiality Agreement with such Person; provided, that the Company shall promptly (and in any event, within twenty-four (24) hours) make available to Parent any non-public information concerning the Company or its Subsidiaries that the Company made available to any Person given such access if such information was not previously made available to Parent, and (iii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person or group of Persons if and only to the extent that, the Company Board, or any committee thereof, has determined in good faith (after consultation with its outside legal counsel and a nationally recognized third party financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal. The Company shall give written notice to Parent before taking any of the actions described in clauses (ii) and (iii) of the preceding sentence. In no event may the Company or any of its Subsidiaries or Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide compensation to, any Person or Persons (or any of their Representatives or potential financing sources) who make an Acquisition Proposal. Notwithstanding the occurrence of the No-Shop Period Start Date, the Company and its Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 5.3(a) with any Excluded Party (for so long as such party remains an Excluded Party), including with respect to any amended Acquisition Proposal submitted by such Excluded Party, following the No-Shop Period Start Date, and the restrictions in Section 5.3(b) shall not apply with respect thereto.

(e) No Change in Recommendation or Alternative Acquisition Agreement.

(i) Except as set forth in this Section 5.3(e), or Section 5.3(f) or 8.3(a), the Company Board and each committee thereof shall not:

(A) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in any manner adverse to Parent, the Company Board Recommendation or approve, authorize, adopt or recommend or otherwise declare advisable, or propose publicly to approve, authorize, adopt or recommend or otherwise declare advisable, any Acquisition Proposal or fail to include the Company Board Recommendation in the Proxy Statement when filed (each action set forth in this clause (A), a “Change of Recommendation”);

(B) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal;

(C) except as expressly permitted by Section 8.3(a), authorize, adopt, approve, recommend or otherwise declare advisable, or propose publicly to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, agreement in principle, memorandum of understanding or definitive merger, acquisition, purchase or joint venture agreement or other similar Contract (other than an Acceptable Confidentiality Agreement) in respect of or relating to any Acquisition Proposal.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, if at any time after the date hereof but prior to the time the Company Stockholder Approval is obtained, the Company Board or an authorized committee thereof has received an Acquisition Proposal (which did result from a violation of this Section 5.3) that the Company Board, or an authorized committee thereof, determines in good faith (after consultation with outside legal counsel and a nationally recognized third party financial advisor) constitutes a Superior Proposal, the Company Board, and or such authorized committee thereof, prior to the time the Company Stockholder Approval is obtained, may effect a Change of Recommendation and may also terminate this Agreement pursuant to Section 8.3(a) (a “Fiduciary Termination”); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 8.3(a) with respect to a Superior Proposal unless: (w) the Company Board, or an authorized committee thereof, determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ duties under applicable Law; (x) the Company notifies Parent in writing, at least five (5) Business Days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice shall specify all material terms and conditions of such Superior Proposal, including the identity of the Person who made such Superior Proposal, the type and amount of consideration that the Company’s stockholders will receive and all other terms and conditions which the Company Board considered in making the determination that such Acquisition Proposal constituted a Superior Proposal, and any other information and material required to be delivered under Section 5.3(a) or 5.3(d), as applicable, that has not yet been provided to Parent; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or effecting a Fiduciary Termination pursuant to Section 8.3(a) with respect to a Superior Proposal, if requested by Parent, the Company and its Representatives shall negotiate in good faith with Parent and Parent’s Representatives during such five (5) Business Day period to make such revisions to the terms of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (z) the Company Board, or an authorized committee thereof, after taking into consideration any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company, continues to believe in its good faith business judgment (after consultation with its outside legal counsel and a nationally recognized third party financial advisor) that the Acquisition Proposal continues to constitute a Superior Proposal and that, after consultation with outside legal counsel, the failure to effect a Change of Recommendation in connection with such Superior Proposal or effect a Fiduciary Termination pursuant to Section 8.3(a) with respect to such Superior Proposal would be inconsistent with the directors’ duties under applicable Law. Any amendment to the financial or other material terms of such Superior Proposal or an amendment to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal shall constitute a new Acquisition Proposal and shall require the Company to deliver a new notice pursuant to clause (x) above, and the Company shall again be required to comply with the requirements of this Section 5.3(e)(ii), except that the references to five (5) Business Days shall be deemed to be references to three (3) Business Days. Except in accordance with the procedures set forth in this Section 5.3(e), the Company shall have no right to terminate this Agreement pursuant to Section 8.3(a).

(iii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, the Company Board, and any authorized committee thereof, may effect a Change of Recommendation in the absence of a Superior Proposal if an Intervening Event shall have occurred and be continuing; provided, however, that the Company shall not be permitted to effect a Change of Recommendation in connection with an Intervening Event unless: (w) the Company Board, or an authorized committee thereof, determines in its good faith business judgment (after consultation with its outside legal counsel) that, in light of such Intervening Event, the failure to take such action would be inconsistent with the directors’ duties under applicable Law; (x) the Company notifies Parent in writing, at least five (5) Business Days in advance, which notice shall (1) state that an Intervening Event has occurred and that the Company Board, or such authorized committee thereof, has determined that in light of such Intervening Event, the failure to effect a Change of Recommendation would be inconsistent with the directors’ duties under applicable Law and that the Company intends to take such action and (2) describe the Intervening Event in reasonable detail and advise Parent that it intends to take such action and specify, in reasonable detail, the reasons for such action; (y) after providing such notice and prior to making such Change of Recommendation in connection with an Intervening Event, if requested by Parent, the Company shall negotiate in good faith with Parent during such five (5) Business Day period, making such revisions to the terms and conditions of this Agreement so that the failure to make such Change of Recommendation would no longer be inconsistent with the directors’ duties under applicable Law; and (z) the Company Board, or an authorized committee thereof, after taking into consideration any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company, continues to believe in its good faith business judgment (after consultation with its outside legal counsel) that the failure to effect a Change of Recommendation with respect to such Intervening Event would still be inconsistent with the directors’ duties under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(e) shall also apply to any material change to the facts and circumstances relating to such Intervening Event and require a new notice, except that the references to five (5) Business Days shall be deemed to be references to three (3) Business Days.

(f) Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board, or any committee thereof, from (i) complying with its disclosure obligations under United States federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company); provided, that any such disclosure or communication that constitutes or contains a Change of Recommendation shall be subject to the provisions of Section 5.3(e).

(g) From and after the No-Shop Period Start Date, the Company agrees that (i) it will promptly (and, in any event, within thirty-six (36) hours) notify Parent orally and in writing if any Acquisition Proposal is received by it indicating, in connection with such notice, the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, copies of any written documentation or correspondence constituting the Acquisition Proposal, including proposed agreements) and (ii) in the event that any such Person modifies its Acquisition Proposal in any material respect, the Company shall notify Parent within one (1) Business Day after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation or correspondence reflecting such modification); provided, however, that none of the requirements contemplated by the foregoing clauses (i) and (ii) shall apply (x) during the Go-Shop Period or (y) to any Acquisition Proposal submitted by an Excluded Party. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent such material terms and conditions and other information contemplated by this Section 5.3, and represents, as of the date hereof, that none of the Company or its Subsidiaries is bound by a confidentiality agreement which prohibits the Company from providing such information to Parent.

(h) The Company acknowledges and agrees that any actions taken by or at the direction of a Representative of the Company or any of the Company Subsidiaries that, if taken by the Company, would constitute a breach or violation of this Section 5.3 will be deemed to constitute a breach and violation of this Section 5.3 by the Company.

Section 5.4 Preparation of the Form S-4 and the Proxy Statement; Stockholders Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Parent Common Stock issuable in the First Merger and the Parent Series C Preferred Stock issuable in the Second Merger, which will include the Proxy Statement and a prospectus of Parent; provided, however, that unless Parent and the Company otherwise agree in writing, in no event shall the Proxy Statement and the Form S-4 be filed prior to the No-Shop Period Start Date. Each of the Company and Parent shall use its commercially reasonable efforts to (x) have the Proxy Statement cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Proxy Statement and Form S-4 comply in all material respects with the applicable provisions of the Exchange Act or Securities Act and the rules and regulations thereunder, and (z) keep the Form S-4 effective for so long as necessary to complete the First Merger. Each of the Company and Parent shall promptly furnish all information concerning itself, its affiliates, its respective Manager and the holders of its stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement. Subject to Section 5.3(e), the Form S-4 and Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall, subject to Section 5.3(e), give due consideration to including in such document or response any comments reasonably proposed by the other. Each of Parent and the Company shall advise the other, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock of Parent Series C Preferred Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, and each of Parent and the Company shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent and the Company shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder, the MGCL and the rules of the NYSE in connection with the filing and distribution of the Proxy Statement and the Form S-4, and the solicitation of proxies from Company stockholders thereunder.

(b) Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, its Manager, its directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to the NYSE or any Governmental Entity (including the Form S-4 and the Proxy Statement) in connection with the First Merger and the other Transactions. In addition, the Company will use its commercially reasonable efforts to (i) provide interim financial statements of the Company and the Company Subsidiaries (including footnotes) that are required by the Securities Act to be included in the Form S-4 that have been reviewed by the Company’s independent registered public accounting firm, (ii) provide management’s discussion and analysis of interim and annual consolidated financial statements, (iii) cause the Company’s independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements of the Company included in the Form S-4, and (iv) provide information concerning the Company necessary to enable Parent and the Company to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit Parent to prepare the Form S-4. Notwithstanding the foregoing and except as required by applicable Law, neither party shall furnish any information that is the subject of any confidentiality agreement with any third party (provided that the withholding party shall use commercially reasonable efforts to obtain the required consent of such third party with respect to furnishing such information) or subject to any attorney client privilege (provided that the withholding party shall use commercially reasonable efforts to permit the furnishing of such information in a manner that does not result in loss or waiver of privilege).

(c) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 5.4(c) shall limit the obligations of any Party under Section 5.4(a). For purposes of this Section 5.4, any non-public information concerning or related to the Company, its affiliates or the Stockholders Meeting will be deemed to have been provided by the Company, and any non-public information concerning or related to Parent or its affiliates will be deemed to have been provided by Parent.

(d) As promptly as reasonably practicable following the effectiveness of the Form S-4, the Company, acting through the Company Board, or an authorized committee thereof, in accordance with applicable Law and its charter and bylaws, shall, in consultation with Parent, (i) establish a record date for and give notice of, a meeting of holders of Company Common Stock (the “Stockholders Meeting”) at which meeting the Company shall seek the Company Stockholder Approval, which record date shall be no later than ten (10) days after the later of (x) the date on which the Proxy Statement is cleared by the SEC and (y) the date of which the Form S-4 is declared effective (or such later time as may be required by applicable Law), (ii) cause the Proxy Statement to be mailed to the record holders as of the record date established for the Stockholders Meeting and (iii) within thirty (30) days of such record date, duly call, convene and hold the Stockholders Meeting; provided, that, the Company shall be permitted to postpone the Stockholders Meeting, or adjourn the Stockholders Meeting beyond the time that the Stockholders Meeting would otherwise be held, only (A) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) and (B) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) in order to approve the First Merger in accordance with the MGCL and this Agreement or to constitute a quorum necessary to conduct the business of the Stockholders Meeting, or (C) if required by applicable Law. In the event that the date of the Stockholders Meeting as originally called is for any reason adjourned, postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it shall use commercially reasonable efforts to implement such adjournment, postponement or other delay in such a way that the Company does not establish a new record date for the Stockholders Meeting, as so adjourned, postponed or delayed except for such new record date as required by applicable Law. Subject to Section 5.3, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Stockholder Approval to be received at the Stockholders Meeting or any adjournment or postponement thereof. Unless this Agreement has been terminated pursuant to Section 8.3, the Company’s obligation to call, give notice of, convene and hold the Stockholders Meeting in accordance with the foregoing sentence of this Section 5.4(d) shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal to the Company, the Company Board, its Representatives or the Stockholders of the Company, or by any Change in Recommendation pursuant to Section 5.3, and, prior to the termination of this Agreement in accordance with Section 8.3, the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the First Merger. Unless the Company Board shall have made a Change in Recommendation in accordance with Section 5.3, the Proxy Statement shall include the Company Board Recommendation.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the First Merger Effective Time or the earlier date, if any, on which this Agreement is terminated in accordance with Article VIII, subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, furnish reasonably promptly to the other Party all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that the withholding Party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate or contravene any Law or duty (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege of such Party or its Subsidiaries (provided, however, that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) No investigation by either Parent, Merger Sub or their Representatives, on the one hand, or by the Company or its Representatives, on the other, shall affect the representations, warranties, covenants or agreements of the other, set forth in this Agreement.

(d) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Mergers or the other Transactions, or from any Person alleging that the consent of such person is or may be required in connection with the Mergers or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the First Merger Surviving Entity or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened in writing against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Mergers or any other Transaction, and (iii) if (A) any representation or warranty made by such Party contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (B) such Party fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if, to the knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed, as the case may be, provided, however, that the delivery of any notice pursuant to this Section 6.1(d) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII.

(e) Each of Parent and Merger Sub acknowledges and agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employees, customers, suppliers, distributors or other material business relations of the Company prior to the Closing without the prior consent of the Company; provided, however that Parent and its employees, agents, representatives or Affiliates shall not be prohibited from contacting customers, suppliers, distributors or other material business relations of Parent in the ordinary course of business and not related to the Company or the Transactions; provided, further, that Parent, Merger Sub and their respective Representatives shall be permitted to contact the employees, customers, suppliers, distributors or other business relations of the

Company to the extent contemplated by the arrangements established by the Parties under Sections 6.16 and 6.17, but only after prior notice to the Company, and consultation with the Company regarding the most appropriate means to contact such persons so as to preserve the Company’s relationships with such persons and not disrupt the business operations of either such persons or the Company.

Section 6.2 Consents and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall and shall cause their respective Subsidiaries, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Mergers and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Mergers and the other Transactions, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other Transactions so as to enable the Closing to occur as soon as reasonably practicable, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other Transactions and to fully carry out the purposes of this Agreement.

(b) Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement. The Parties or their Representatives shall have the right to review in advance, and each of the Parties will consult the others on, any proposed written or oral communications to, any Governmental Entity in connection with the Mergers and the other Transactions (other than Tax Returns), except that confidential competitively sensitive business information may be redacted from such exchanges, provided, however, that outside counsel to the receiving Party shall be permitted to review complete, unredacted materials. Neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Mergers and the other Transactions without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law and such Governmental Entity, giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Mergers, the Company, the Company Subsidiaries and their respective Representatives shall not be obligated to, and shall not without the consent of Parent, pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. The Parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

Section 6.3 Publicity. Concurrently with the execution of this Agreement, the Parties have agreed on the form of a joint press release announcing the Mergers. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Mergers or this Agreement without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the rules for listed companies of the NYSE to issue or cause the publication of any press release or other announcement with respect to the Mergers or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (b) in the case of the Company, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to the Mergers, this Agreement or the Transactions in connection with or following a Change of Recommendation; provided, however, each Party and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.3.

Section 6.4 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the First Merger Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b) Without limiting the provisions of Section 6.4(a), from the Closing Date until the tenth (10th) anniversary of the Closing Date, Parent shall: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such

Covered Person’s capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.4 or elsewhere in this Agreement, Parent shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation. Notwithstanding anything to the contrary contained in this Section 6.4 or elsewhere in this Agreement, no Covered Person shall settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.4(b) without the prior consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) From the Closing Date until the tenth (10th) anniversary of the Closing Date, the charter and bylaws of Parent or any of its successors or assigns shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the First Merger Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons that survive the Mergers shall continue in full force and effect in accordance with their terms.

(d) The Company may, prior to Closing, purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of ten (10) years after the Closing Date with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the First Merger Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided, however, that the annual cost of such program may not exceed 250% of the annual premiums paid as of the date of this Agreement by the Company for directors’ and officers’ liability insurance (such 250% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual cost in excess of the Base Premium, the Company may purchase the most advantageous policies of “tail” or “run-off” directors’ and officers’ insurance obtainable for an annual cost equal to the Base Premium. If the Company obtains such insurance policy prior to the First Merger Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and shall honor its obligations thereunder.

(e) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.4.

(f) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.4, and this Section 6.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby. The exculpation and indemnification provided for by this Section 6.4 shall not be deemed to be exclusive of any other rights to which a Covered Person is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 6.5 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other Transactions.

Section 6.6 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the First Merger Surviving Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the First Merger and the Second Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7 Rule 16b-3. Prior to the First Merger Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Mergers by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the First Merger Effective Time, and (ii) prior to the First Merger Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.9 Transaction Litigation. In the event that any litigation related to this Agreement, the other transaction documents or any of the contemplated Transactions is brought against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense and settlement of any such litigation against the Company and/or its directors or officers and no such settlement shall be agreed to by the Company or any Company Subsidiary without the Parent’s prior written consent (such consent not be unreasonably withheld, conditioned or delayed).

Section 6.10 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock and the Company Series A Preferred Stock from the NYSE and terminate their registration under the Exchange Act, provided, that such delisting and termination shall not be effective until after the Closing Date.

Section 6.11 Director and Officer Resignations. The Company shall use commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director and officer of the Company and the Company Subsidiaries in office immediately prior to the Second Merger Effective Time.

Section 6.12 Certain Tax Matters.

(a) All Parties shall treat (i) the First Merger as taxable purchase by Parent of the Company Common Stock and (ii) the Second Merger as a liquidation of the First Merger Surviving Entity pursuant to Section 332 of the Code, in each case, for U.S. federal, state and local income tax purposes and no Party shall take any positions inconsistent therewith for U.S. federal, state or local income tax purposes.

(b) After the First Merger Effective Time through the end of the taxable year that includes the First Merger Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, (i) take any action that reasonably could be expected to, or (ii) fail to take any action, the failure of which could reasonably be expected to, cause the Company to fail to qualify as a REIT for such taxable year.

Section 6.13 Tax Opinions and Tax Representation Letters.

(a) Parent shall use its reasonable best efforts to (i) obtain the opinion of counsel referred to in Section 7.3(c), and (ii) deliver to Clifford Chance LLP, counsel to Parent (or other nationally recognized REIT counsel to Parent, if applicable) a tax representation letter, dated as of the Closing Date and signed by an officer of Parent, in customary form and substance and approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed, containing representations of Parent as are reasonably determined by Clifford Chance LLP (or such other counsel) to be necessary or appropriate to enable Clifford Chance LLP (or such other counsel) to render the opinion described in Section 7.3(c).

(b) The Company shall use its reasonable best efforts to (i) obtain the opinion of counsel referred to in Section 7.2(d), and (ii) deliver to Clifford Chance LLP, counsel to the Company (or other nationally recognized REIT counsel to the Company, if applicable), a tax representation letter, dated as of the Closing Date and signed by an officer of the Company, in customary form and substance and approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed, containing representations of the Company as are reasonably determined by Clifford Chance LLP (or such other counsel) to be necessary or appropriate to enable Clifford Chance LLP (or such other counsel) to render the opinion described in Section 7.2(d).

Section 6.14 Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock and Parent Series C Preferred Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Merger Effective Time.

Section 6.15 Dividends.

(a) From and after the Pricing Date until the earlier of the First Merger Effective Time and any termination of this Agreement in accordance with Article VIII, the Company shall not make, declare or set aside any dividend or other distribution to its stockholders without the prior written consent of Parent; provided, however, that the written consent of Parent shall not be required (but prior written notice shall be given) for the authorization and payment of dividends (i) expressly permitted by Section 5.1, or (ii) to enable the Company to maintain its qualification as a REIT and avoid incurring U.S. federal, state or local income or excise taxes under the Code or applicable state or local law, including payment of dividends under Code Sections 858 or 860, as permitted in Article V (any such dividend, a “REIT Dividend”).

(b) The record date for any REIT Dividend payable with respect to the taxable year that includes the First Merger Effective Time shall be set in accordance with Maryland law, the rules of the NYSE and any other applicable rules and regulations such that the payment date shall be within three (3) Business Days before the First Merger Effective Time.

Section 6.16 Financing Cooperation.

(a) Prior to the Closing, the Company shall use commercially reasonable efforts to cooperate, and shall cause the Company Subsidiaries to use commercially reasonable efforts to cooperate, and shall use its commercially reasonable efforts to cause its and their Representatives, to provide, on a timely basis, all reasonable cooperation requested by Parent in connection with the documentation and arrangement of any debt financing, including repurchase agreements (the “Debt Financing”), including (i) providing customary financial and other pertinent information regarding the Company and the Company Subsidiaries, including the financial information required to be delivered in connection with the Debt Financing and such other information as may be reasonably requested by Parent in connection with the Debt Financing, (ii) assisting in the preparation of customary documents and materials, including confidential information memoranda, lender and investor presentations and similar documents and materials in connection with the Debt Financing, (iii) participating in a reasonable number of meetings, due diligence sessions and presentations, (iv) providing reasonable and customary assistance to Parent and its Financing Sources in (A) the preparation of all credit agreements (including review of schedules for completeness), currency or interest hedging agreements or other agreements, and reasonably requested customary certificates, opinions or documents, including customary certificates with respect to solvency matters, in connection with the Debt Financing and (B) the negotiation, preparation and delivery of amendments to or the termination of any of the Company’s or the Company Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements, including repurchase agreements and related documentation in respect of the Company’s or the Company Subsidiaries’ borrowings collateralized by residential mortgage backed securities, securitized mortgage loans, other mortgage and mortgage related assets or other investment securities (including by negotiating amendments, waivers or supplements reasonably satisfactory to Parent with respect to any and all obligations of the Company and the Company Subsidiaries under such repurchase agreements and related documentation which are intended by Parent to be terminated in connection with the consummation of the Transactions), in each case, on terms reasonably satisfactory to Parent and that are reasonably requested by Parent in connection with the Debt Financing, (v) permitting any cash and marketable securities of the Company and the Company Subsidiaries to be made available to Parent and Merger Sub following the First Merger Effective Time, (vi) cooperating reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable and (vii) furnishing Parent and the Financing Sources promptly with all documentation and other information required by any Governmental Entity with respect to the financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; provided that (A) no obligation of the Company or any of the Company Subsidiaries under any such agreements, amendments. authorizations, resolutions, consents shall be effective until the actual occurrence of the First Merger Effective Time (other than amendments to or the termination of any of the Company’s or the Company Subsidiaries’ existing repurchase agreements and related documentation in respect of the Company’s or the Company Subsidiaries’ borrowings collateralized by residential mortgage backed securities, securitized mortgage loans, other mortgage and mortgage related assets or other investment securities which shall be effective prior to the Closing) and (B) none of the Company or any of the Company Subsidiaries or their respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not promptly reimbursed by Parent in connection with the Debt Financing prior to the First Merger Effective Time and (C) no member of the Company Board shall be required to take any action with respect to the Debt Financing and neither the Company nor any of the Company Subsidiaries shall be obligated to take any action that requires action or approval by the Company Board prior to the First Merger Effective Time. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.16 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to potential Financing Sources subject to customary confidentiality undertakings by such potential Financing Sources.

(b) Parent shall (A) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.16 and Section 6.17 and (B) indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives (collectively, the “Cooperation Indemnitees”) from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with third party claims arising out of the arrangement of the Debt Financing or any of the actions or steps referred to in Section 6.17, and any information used in connection therewith, except with respect to any information provided in writing by the Company or any of the Company Subsidiaries or contained in the Company SEC Documents or to the extent suffered or incurred as a result of the gross negligence, willful misconduct or bad faith of the Cooperation Indemnitees.

Section 6.17 Company Investment Activity.

(a) Schedule 6.17(a) contains the Company’s guidelines for hedging some or all of the risk associated with its liabilities (“Hedging Guidelines”). The Company agrees to comply with the Hedging Guidelines, except (i) with Parent’s prior written consent (not to be unreasonably withheld or delayed), (ii) as may be reasonably necessary or appropriate to maintain the Company’s qualification as a REIT, (iii) to the extent reasonably necessary or appropriate to avoid becoming required to register as an investment company under the Investment Company Act or (iv) prior to the Pricing Date as the Company reasonably believes may be commercially prudent under then current market conditions, after consultation with Parent. The Company shall promptly notify Parent in writing whenever, in reliance on any of clauses (i)-(iv) of the immediately preceding sentence, it fails to comply with the Hedging Guidelines.

(b) In managing its liabilities prior to the Closing, the Company shall take commercially reasonable steps to manage the maturity of, and execute new arrangements with respect to, the Company’s existing portfolio of repurchase agreements, hedging arrangements and other fixed term liabilities, in each case to the extent obtainable at commercially reasonable costs, such that the term or maturity of such liabilities ends on or before the reasonably anticipated Closing Date. From and after the Pricing Date, the Company shall take the actions reasonably requested by Parent to adjust the maturity of or otherwise modify the terms of any such liability that extends beyond the anticipated Closing Date such that such liability ends on such earlier maturity date requested by Parent. From and after the Pricing Date, the Company will consult with Parent in setting such maturities to more closely align with the anticipated Closing Date and will not extend such maturities beyond such anticipated Closing Date without the prior written consent of Parent. The Company shall promptly notify Parent in writing in the event that it determines, notwithstanding its compliance with its obligation set forth in the first sentence of this clause (b), that it is or will likely be unable to cause the term or maturity of the relevant liabilities to end on or before the reasonably anticipated Closing Date.

(c) Prior to the Closing, the Company shall use commercially reasonable efforts to cooperate, and shall cause the Company Subsidiaries to use commercially reasonable efforts to cooperate, and shall use its commercially reasonable efforts to cause its and their respective Representatives to provide, on a timely basis, all reasonable cooperation requested by Parent in connection with amending, terminating, rolling, novating and/or assigning or otherwise transferring to other counterparties any or all of the Company’s or the Company Subsidiaries’ (x) repurchase agreements (whether in effect on the date hereof or subsequently executed) and related documentation in respect of repurchase transactions in connection with residential mortgage backed securities, securitized mortgage loans, other mortgage and mortgage related assets or other investment securities (such transactions, “repurchase borrowings”) and (y) other Company Investments and related Company Investment Contracts (whether in effect on the date hereof or subsequently executed), in each case to avoid defaults under, early terminations of and refusals to extend the maturities of or roll such repurchase borrowings or Company Investments and related Company Investment Contracts caused by the Transactions or to facilitate the termination of such repurchase borrowings or Company Investments and related Company Investment Contracts at or about the First Merger Effective Time.

Section 6.18 Company Investment Guidelines. Except as set forth in Section 6.17, the Company shall not enter into, renew, modify, amend or terminate any Company Investment Contract or acquire, sell, pledge, lease assign, transfer, exclusively license, dispose of or encumber any Company Investment, other than in accordance with the guidelines set forth on Schedule 6.18 hereto.

Section 6.19 Certain Financial Reporting.

(a) From and after the date hereof until the Pricing Date, the Company shall provide Parent with a monthly report showing (i) the calculation of the Company Book Value as of the end of the prior month, together with reasonable supporting calculations for such value and reasonable documentation therefor and (ii) the pricing information with respect to each Company Investment as set forth on Schedule 6.19(a).

(b) From and after the date hereof until the Closing Date, the Company shall provide Parent with a weekly report specifying any acquisitions or dispositions of Company Investments, together with all documentation relating thereto reasonably requested by Parent, including any Company Investment Contract relating to any newly-acquired Company Investment.

Section 6.20 Ownership Limit. Prior to the First Merger Effective Time, the Company Board shall take all action necessary to provide an Excepted Holder Limit (as defined in the Company Charter) with respect to the Aggregate Stock Ownership Limit (as defined in the Company Charter) and the Common Stock Ownership Limit (as defined in the Company Charter) (collectively, the “Parent Ownership Limit Waiver”) that would permit Parent to acquire ownership of 100% of the Company Common Stock by virtue of the First Merger, effective immediately prior to, and subject to the consummation of, the First Merger, subject, in each case, to Parent executing, and the continued accuracy of the representations and warranties set forth in the Waiver Representation Letter and the other requirements set forth in the Waiver Board Resolutions.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE FIRST MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the First Merger. The respective obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to effect the First Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub or the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained and the First Merger and the other Transactions shall also have been approved by the affirmative vote of at least a majority of the outstanding shares of Company Common Stock entitled to vote upon the First Merger that are beneficially owned by persons who are not affiliates of Apollo Global Management, LLC (the “Company Unaffiliated Stockholder Approval”).

(b) Registration Statement Effective. The SEC shall have declared the Form S-4 effective and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(c) Statutes; Court Orders. No court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order, stipulation or other legal restraint (whether temporary, preliminary or permanent) (an “Injunction”), in any case, which is in effect and which prevents, prohibits or makes illegal the consummation of the First Merger, the Second Merger or the other Transactions.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the First Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 3.3(a) (Authorization; Validity of Agreement; Company Action), Section 3.23 (Brokers; Expenses) and Section 3.25 (Vote Required), shall be true and correct in all respects as of the date of this Agreement and as of the First Merger Effective Time, as though made as of the First Merger Effective Time, (ii) the representations and warranties set forth in the second sentence of Section 3.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth in such sentence, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the First Merger Effective Time, as though made as of the First Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the First Merger Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, no Events shall have occurred, individually or in the aggregate, that constitute or would (with the passage of time) constitute a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(d) REIT Opinion. Parent shall have received a written opinion of Clifford Chance LLP, or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent, dated as of the Closing Date, and approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed, to the effect that, commencing with the Company’s taxable year ended December 31, 2011, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its method of operation has enabled the Company to meet, through the First Merger Effective Time (determined as if the Company’s taxable year ended at the First Merger Effective Time and disregarding the distribution requirements set forth in Section 857(a)(1) of the Code for such taxable year), the requirements for qualification and taxation as a REIT under the Code. Such opinion shall be in a form customary for transactions of this nature and shall be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the tax representation letter described in Section 6.13(b)(ii).

(e) Good Standing Certificates. The Company shall have delivered to Parent a certificate in respect of the Company and each of its Subsidiaries, issued, in each case, by the appropriate Governmental Entity certifying that the Company or such Subsidiary, as applicable, is in good standing in the jurisdiction of its organization or formation as of a date no more than five (5) Business Days prior to the Closing Date.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the First Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 4.3(a) (Authorization, Validity of Agreement; Parent Action) Section 4.17 (Brokers; Expenses) and Section 4.18 (Sufficiency of Funds), shall be true and correct in all respects as of the date of this Agreement and as of the First Merger Effective Time, as though made as of the First Merger Effective Time, (ii) the representations and warranties set forth in the second sentence of Section 4.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth in such sentence, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the First Merger Effective Time, as though made as of the First Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the First Merger Effective Time; and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent to such effect.

(c) REIT Opinion. The Company shall have received a written opinion of Clifford Chance LLP, or such other nationally recognized REIT counsel as may be reasonably acceptable to the Company, dated as of the Closing Date, and approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed, to the effect that, commencing with Parent’s taxable year ended December 31, 2009, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code. Such opinion shall be in a form customary for transactions of this nature and shall be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the tax representation letters described in Sections 6.13(a)(ii) and 6.13(b)(ii).

(d) No Material Adverse Effect. Since the date of this Agreement, no Events shall have occurred, individually or in the aggregate, that constitute or would (with the passage of time) constitute a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

(e) Listing / Classification. The shares of Parent Common Stock and Parent Series C Preferred Stock to be issued in the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance, and the articles supplementary classifying the Parent Series C Preferred Stock attached hereto as Exhibit A shall be filed with and accepted for record by the SDAT.

(f) Second Merger. Other than the consummation of the First Merger, there are no conditions precedent to the respective obligations of the Company and Parent to effect the Second Merger.

ARTICLE VIII

TERMINATION

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Merger Effective Time, whether before or after the Company Stockholder Approval is obtained, by mutual written consent of the Company and Parent.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Merger Effective Time by written notice of either Parent or the Company, if:

(a) the First Merger shall not have been consummated by 11:59 p.m. (Eastern time) on August 26, 2016, whether such date is before or after the date the Company Stockholder Approval is obtained (such date, the “Initial Outside Date”); provided, however, that if on the Initial Outside Date the conditions set forth in Section 7.1(c) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived or shall then be capable of being satisfied, then either Parent or the Company may, by written notice to the other Party prior to the Initial Outside Date, elect to extend the Initial Outside Date to October 26, 2016 (the “Second Outside Date”). As used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless extended pursuant to the foregoing sentence, in which case the term “Outside Date” shall mean the Second Outside Date. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.2(a) shall not be available to any Party if the failure of the Closing to occur by such date shall be due primarily to the failure of such Party to perform any of the covenants or agreements to be performed by it under this Agreement;

(b) the Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Stockholder Approval or the Company Unaffiliated Stockholder Approval shall not have been obtained; or

(c) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the First Merger or the Second Merger shall become final and non-appealable (whether before or after the Company Stockholder Approval has been obtained); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.2 shall have used commercially reasonable efforts to appeal, resolve or remove such Injunction.

Section 8.3 Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned by written notice of the Company:

(a) at any time prior to the satisfaction of the conditions set forth in Section 7.1(a) if (A) the Company Board, or an authorized committee thereof, determines or authorizes the Company, subject to complying with the terms of this Agreement (including Section 5.3(e)), to enter into definitive transaction documentation providing for a Superior Proposal (“Alternative Acquisition Agreement”), (B) substantially concurrent with or immediately following the termination of this Agreement, the Company enters into such Alternative Acquisition Agreement with respect to such Superior Proposal and (C) substantially concurrent with such termination the Company pays to Parent in immediately available funds any amounts required to be paid pursuant to Section 8.5;

(b) at any time prior to the First Merger Effective Time if there has been a breach of any covenant or agreement or there shall be any inaccuracy in the representations and warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or 7.3(b) and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) at any time when it is in breach of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 7.2(a) or 7.2(b) to be satisfied; or

(c) if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) the Company has confirmed by written notice to Parent that it stands ready, willing and able to consummate the First Merger when required pursuant to Section 1.2 and (iii) Parent and Merger Sub fail to consummate the Mergers and other Transactions within four (4) Business Days of the date the Closing should have occurred pursuant to Section 1.2 (it being understood that during such four (4) Business Day period, Parent shall not be entitled to terminate this Agreement).

Section 8.4 Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned by written notice of Parent:

(a) at any time prior to the receipt of the Company Stockholder Approval if (i) a Change of Recommendation shall have occurred or the Company shall have failed to include in the Proxy Statement mailed to each holder of Company Common Shares the Company Board Recommendation; (ii) the Company shall have failed to reaffirm the Company Board Recommendation within ten (10) Business Days after both (x) an Acquisition Proposal shall have been made public and (y) receipt by the Company of a written request to do so from Parent; or (iii) there shall have been a material breach of the provisions of Section 5.3 or 5.4 which impairs, prevents or materially delays the consummation of the Transactions and, with respect to Section 5.4, such breaches cannot be or are not cured reasonably promptly after written notice thereof; or

(b) at any time prior to the First Merger Effective Time if there has been a breach of any covenant or agreement or there shall be any inaccuracy in the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or 7.2(b), and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) at any time when Parent or Merger Sub is in breach of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 7.3(a) or 7.3(b) to be satisfied.

Section 8.5 Effect of Termination.

(a) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve the Company of any liability to pay the Termination Fee or Parent Expenses pursuant to this Section 8.5, (ii) subject to the limitations set forth in Sections 8.5(e) and (f), no such termination shall relieve or release any of the Parties from any liability or damages for willful and intentional breach or fraud, (iii) no such termination shall relieve or release Parent or Merger Sub from any liability or damages in the event that this Agreement is terminated (x) by the Company pursuant to Section 8.3(c) or (y) by Parent pursuant to Section 8.2(a) at any time the Company had the right to terminate this Agreement pursuant to Section 8.3(c) and (iv) the agreements of the parties contained in Section 6.1(b), the provisions of this Section 8.5 and Article IX shall survive the termination of this Agreement. For the avoidance of doubt, nothing in this Section 8.5(a) shall limit or otherwise effect any Party’s rights under Section 9.14, including any Party’s rights to specific performance and other injunctive and equitable relief as provided for therein.

(b) In the event that:

(i) (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b), and (I) in the case of a termination pursuant to

Section 8.2(b), at or prior to the Stockholders Meeting a bona fide Acquisition Proposal shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been publicly withdrawn prior to the Stockholders Meeting, and (II) in the case of a termination pursuant to Section 8.2(a), prior to such termination a bona fide Acquisition Proposal shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been publicly withdrawn, and provided that the Company Stockholder Approval shall not have been obtained at the Stockholders Meeting (including any adjournment or postponement thereof), and (y) within twelve (12) months after the date of such termination of this Agreement the Company shall have consummated any Acquisition Proposal or entered into a definitive agreement with respect to any Acquisition Proposal and such Acquisition Proposal is subsequently consummated (provided, that for purposes of this clause (y) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a); then the Company shall:

(A) in the case of clause (i) above, promptly, but in no event later than three (3) Business Days, after the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(y) above, pay Parent the Termination Fee by wire transfer of immediately available funds, less the amount of any Parent Expenses that shall have actually been paid as provided in Section 8.5(c);

(B) in the case of clause (ii) above, promptly but in no event later than three (3) Business Days after the date of such termination, pay Parent the Termination Fee by wire transfer of immediately available funds; and

(C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Parent the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(c) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b) and either (x) a bona fide Acquisition Proposal shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been publicly withdrawn prior to the Stockholders Meeting or (y) within twelve (12) months after the date of such termination of this Agreement the Company Board (or authorized committee thereof) shall have adopted (or resolved or authorized the Company to pursue) a (i) plan of bankruptcy or reorganization or (ii) a plan of liquidation or dissolution, then the Company shall pay to Parent or its designee(s), as the case may be (by wire transfer of immediately available funds), the reasonable and documented out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement including the fees and expenses of counsel, accountants, investment bankers, Financing Sources, experts and consultants in an aggregate amount not to exceed $6,000,000 (the “Parent Expenses”), which Parent Expenses shall be payable: (A) promptly but in no event later than three (3) Business Days after the date of any termination arising in the circumstances described in clause (x) above, (B) substantially concurrently with the filing of a plan of bankruptcy or reorganization in the case of clause (y)(i) above and (C) substantially concurrently with the distribution of the proceeds of any such liquidation or dissolution to the holders of Company Common Stock in the case of clause (y)(ii) above;

(d) Parent, Merger Sub and the Company acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If the Company fails to pay the Termination Fee and/or Parent Expenses when due in accordance with Sections 8.5(b) and 8.5(c), (i) the Company shall reimburse Parent for all of its costs and expenses incurred in connection with enforcement and collection of such amounts and (ii) the Termination Fee and Parent Expenses due shall accrue interest at a rate equal to the lower of the Prime Rate and the maximum rate permitted by applicable Law.

(e) Notwithstanding anything to the contrary in this Agreement, except for (i) an order of specific performance as and only to the extent expressly permitted by Section 9.14 and (ii) any willful and material breach by the Company of this Agreement, the parties hereto expressly acknowledge and agree that:

(i) Parent’s receipt of the Termination Fee and the Parent Expenses from the Company pursuant to Section 8.5(b) and Section 8.5(c) (together with any reimbursements due or interest thereon in accordance with Section 8.5(d)), respectively, shall be the sole and exclusive remedy of Parent and Merger Sub and their respective affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents (the “Company Obligors”) for any loss suffered with respect to this Agreement, the Transactions, the termination of this Agreement, the failure of the First Merger to be consummated or any breach of this Agreement by the Company.

(ii) In light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any termination of this Agreement, (A) the payment of the Termination Fee pursuant to Section 8.5(b), which constitutes a reasonable estimate of the monetary damages that will be suffered by Parent and Merger Sub by reason of breach or termination of this Agreement shall be in full and complete satisfaction of any and all monetary damages of Parent and Merger Sub arising out of or related to this Agreement, the transactions contemplated hereby and thereby (including, any breach by the Company that is not a willful and material breach), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure against the Company Obligors and (B) after being paid such amounts in accordance with the terms of this Agreement (x) none of the Company Obligors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure and (y) in no event will Parent or Merger Sub be entitled to seek to recover or obtain against any of the Company Obligors any other damages, any recovery or judgment in excess of the Termination Fee, or any other remedy based on a claim in Law or in equity with respect thereto, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby and thereby (including, any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(f) If the Company is required to make a payment to Parent pursuant to this Article VIII, then notwithstanding anything to the contrary in this Agreement, unless Parent shall have received, and notified the Company in writing of its receipt and directing that payment be made otherwise than into escrow as provided below, a tax opinion of counsel or a ruling from the IRS to the effect that Parent’s receipt of such payment will be treated as qualifying income with respect to Parent for purposes of Section 856(c)(2) and 856(c)(3) of the Code or shall be excluded from income for such purposes (a “Positive Tax Opinion or Ruling”), the aggregate amount of the payment to be paid to Parent pursuant to this Article VIII shall be placed into escrow as directed by Parent and the amounts payable to Parent shall be limited to the maximum amount (“Allowed Fee”) that can be paid without causing Parent’s receipt of its pro rata share of such funds to cause Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute qualifying income for such purposes, as determined by independent accountants to Parent. In the event that any payment to be made pursuant to this Article VIII exceeds the Allowed Fee, then such excess amount (the “Escrowed Fee”) shall be retained by the escrow agent in a separate interest-bearing, segregated account for the account of the Company. Parent shall pay all costs associated with obtaining any tax opinion of counsel or ruling from the IRS described above. The Escrowed Fee shall be fully disbursed (and therefore any unpaid portion of the payment pursuant to this Article VIII shall be paid to Parent) upon receipt of a Positive Tax Opinion or Ruling. To the extent not previously paid, upon any determination by independent accountants to Parent that any additional amount of the Escrowed Fee may be disbursed to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute qualifying income for such purposes, the determination of such independent accountants shall be provided to the escrow agent and such additional amount shall be disbursed. At the end of the second calendar year beginning after the date on which the Escrowed Fee was first deposited with the escrow agent (or earlier if directed by Parent), any remainder of the Escrowed Fee (together with interest thereon) then being held by the escrow agent shall be disbursed to the Company and, in the event that the payment pursuant to this Article VIII has not by then been paid in full, such unpaid portion shall be deemed forgiven. Parent shall bear any and all expenses associated with the escrow of the Escrowed Fee. Parent is hereby granted the power of attorney on behalf of the Company to execute, acknowledge, swear to and deliver all such documents required in connection with the foregoing escrow account, such power to be irrevocable and coupled with an interest.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and Section 6.4(f), this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval, if applicable, by written agreement of Parent and the Company; provided, however, that after the receipt of the Company Stockholder Approval, no amendment shall be made which by Law or in accordance with the rules of the NYSE requires further approval by the stockholders of the Company without obtaining such further approval. Notwithstanding anything to the contrary contained herein, this Section 9.1(a), and Section 9.9(b), Section 9.11(a) and (c), Section 9.12, Section 9.13 and Section 9.15 (and any other provision of this Agreement to the extent a modification, waiver or termination of such provision would adversely modify the substance of any of the foregoing provisions in any manner that is materially adverse to any Financing Source) may not be modified, waived or terminated in a manner that is materially adverse in any respect to any Financing Source without the prior written consent of such Financing Source.

(b) At any time and from time to time prior to the First Merger Effective Time, any Party or Parties may, subject to applicable Law and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the First Merger Effective Time; provided, that this Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the First Merger Effective Time, which shall each survive. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.3 Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, whether or not the Transactions are consummated. Notwithstanding the foregoing or anything to the contrary contained herein, each of Parent and the Company shall pay one-half (50%) (i) of the Expenses related to printing, filing and mailing the Proxy Statement and Form S-4 (and any amendments or supplements thereto) and (ii) of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the Transactions.

Section 9.4    Notices. All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to the applicable Party (i) personally (notice deemed given upon receipt), (ii) telecopied (notice deemed given upon confirmation of receipt), (iii) sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery) or (iv) electronic mail (provided, that any such transmission by electronic mail shall be followed by a copy delivered in accordance with the foregoing clauses (i) or (iii)) (notice deemed given on the date sent if sent during normal business hours of the recipient, and on the next Business Day, if sent after normal business hours of the recipient). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice, and a copy of each notice shall also be sent via e-mail.

if to Parent or Merger Sub, to:

Apollo Commercial Real Estate Finance, Inc.

c/o Apollo Global Management, LLC

9 W. 57th Street, 43rd Floor

New York, NY 10019

Attention: Stuart A. Rothstein

Facsimile: (646) 219-3826

Email: srothstein@apollolp.com

with copies to (which shall not constitute notice):

Apollo Commercial Real Estate Finance, Inc. Special Committee

Apollo Commercial Real Estate Finance, Inc.

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Jeffrey M. Gault, Chairman of Apollo Commercial Real Estate

Finance, Inc. Special Committee

Facsimile: [                    ]

Email: jeff@gaultaia.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Steven Epstein, Esq.

                 Abigail Bomba, Esq.

Facsimile: 212-859-4000

Email: steven.epstein@friedfrank.com

            abigail.bomba@friedfrank.com

and

if to the Company, to:

Apollo Residential Mortgage, Inc.

c/o Apollo Global Management, LLC

9 W. 57th Street, 43rd Floor

New York, NY 10019

Attention: Michael A. Commaroto

Facsimile: [                    ]

Email: mcommaroto@apollolp.com

with copies to (which shall not constitute notice):

Apollo Residential Mortgage, Inc. Special Committee

c/o 54 Madison Partners, LLC

520 Madison Avenue

New York, NY 10022

Attention: Thomas Christopoul, Chairman of Apollo Residential Mortgage, Inc.

Special Committee

Email: tchristopoul@54madison.com

and

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Raymond Lin, Esq.

                   Thomas Christopher, Esq.

Facsimile: (212) 751-4864

Email: raymond.lin@lw.com

            thomas.christopher@lw.com

and

Apollo Residential Mortgage, Inc.

c/o Apollo Global Management, LLC

9 W. 57th Street, 43rd Floor

New York, NY 10019

Attention: Jessica L. Lomm

Facsimile: (646) 607-0298

Email: jlomm@apollolp.com

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement, provided, that such confidentiality agreement need not contain standstill provisions or prohibit the making or amendment of an Acquisition Proposal and further, provided, that such confidentiality agreement does not prohibit disclosure to Parent of the identity of the counterparty and any terms proposed by such counterparty pursuant to Section 5.3(a).

“Acquisition Proposal” means any proposal or offer (other than an offer or proposal made or submitted by or on behalf of Parent) with respect to any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination, joint venture or similar transaction, (ii) acquisition (whether by tender offer, share exchange or other manner), (iii) issuance or sale or other disposition of Company Equity Interests, (iv) sale, lease, license or other disposition directly or indirectly of assets of the Company , or (v) any combination of any of the foregoing, in each case, which if consummated would result in any Person or group of Persons acquiring beneficial ownership (or the right to acquire beneficial ownership), directly or indirectly, of equity securities of the Company or any of its respective Subsidiaries representing 20% or more of the issued and outstanding equity securities of the Company (by vote or value), or 20% or more of the consolidated total assets (including, equity securities of its Subsidiaries), revenues or net income of the Company and its Subsidiaries, taken as a whole.

“Adjustment Amount” means an amount in cash equal to the product of (x) the Company Book Value, multiplied by (y) a fraction, the numerator of which is 0.03 and the denominator of which is 365, multiplied by (z) the number of days in the period beginning on and including the forty-fifth (45th) day following the Pricing Date and ending on but excluding the last Business Day prior to the Closing Date, which may be zero (0).

“Aggregate Cash Consideration” means an amount in cash equal to (i) the Company Adjusted Book Value minus (ii) the Common Stock Consideration Value minus (iii) any REIT Dividend declared or paid by the Company after the Pricing Date.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit, equity, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, profit sharing or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether funded or unfunded, written or unwritten, for the benefit of any current or former director of the Company or Parent, as applicable, or any individual who currently provides or has provided services to the Company or Parent, as applicable.

“Business Day” means any day ending at 11:59 p.m. (New York local time) other than a Saturday or Sunday or a day on which commercial banks in the City of New York are required or authorized by Law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Consideration Value” means an amount equal to (i) the Parent Common Stock Per Share Value multiplied by (ii) the number of shares of Parent Common Stock comprising the Stock Consideration.

“Company Adjusted Book Value” means the Company Book Value multiplied by 0.8925.

“Company Book Value” means the value of the Company’s common book value as of the Pricing Date, determined in accordance with the methodologies set forth on Schedule C.

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of this Agreement.

“Company Charter” means the charter of the Company as amended, amended and restated and supplemented and in effect on the date hereof.

“Company Equity Plan” means the Company’s 2011 Equity Incentive Plan.

“Company Governing Documents” means the Company Bylaws and the Company Charter.

“Company Manager” means ARM Manager, LLC, a Delaware limited liability company.

“Company Material Adverse Effect” means any Event that, individually or in the aggregate, (A) prevents or materially delays the consummation of the Transactions or (B) has a material adverse effect on the financial condition, business, assets, properties, or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, for purposes of this clause (B) no Event resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes in general United States or global economic conditions or in the capital, financial, credit, mortgage or securities markets generally, including changes in interest or exchange rates, in each case to the extent that the Company and its Subsidiaries are not disproportionately affected thereby as compared to other companies operating in the same industry in which the Company operates, (ii) conditions (or changes therein) in the industry in which the Company operates, to the extent that the Company and its Subsidiaries are not disproportionately affected thereby as compared to other companies operating in the same industry in which the Company operates, (iii) any changes in Law, GAAP or interpretation thereof or in legal, political and/or regulatory conditions, in each case to the extent that the Company and its Subsidiaries are not disproportionately affected thereby as compared to other companies operating in the same industry in which the Company operates, (v) any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement or any actions taken at the request or with the consent of Parent or Merger Sub, (vi) except to the extent comprising a breach of the representations and warranties in Sections 3.5 and 3.6(a) or as would result in a failure of the condition set forth in Section 7.2(a), any Event attributable to the announcement or pendency of this Agreement and the Transactions (including the Mergers) or the identity of Parent or the Parent Manager (or the identity of the Parent

Manager’s direct or indirect parent entities), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), (vii) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or changes in the market price or trading volume of the Company Common Stock, in and of itself (it being understood that any Events giving rise or contributing to such failure or change that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (viii) Events arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement.

“Company Permitted Liens” means any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material, and (iii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material.

“Confidentiality Agreement” means the Confidentiality Agreement, dated December 16, 2015, between Parent and the Company.

“Contract” means any legally binding contract, agreement, license, lease, commitment, understanding or other obligation, whether oral or written.

“DRIP” means the Company’s Direct Stock Purchase and Dividend Reinvestment Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“Event” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Excluded Party” means any Person, group of Persons or group that includes any Person or group of Persons, from whom the Company has received during the Go-Shop Period a bona fide written Acquisition Proposal, (i) that remains pending as of, and shall not have been irrevocably withdrawn prior to, the expiration of the Go-Shop Period, (ii) that the Company Board, or an authorized committee thereof, determines in good faith constitutes or would be reasonably expected to lead to a Superior Proposal and (iii) as of any date following the No-Shop Period Start Date, has not lapsed in accordance with its terms or been withdrawn.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, and the Form S-4, the solicitation of stockholder approvals, any other filings with the SEC and all other matters related to the closing of the Mergers and the other Transactions.

“Financing Sources” means the Persons that commit, or have committed, to provide or otherwise enter into, or have entered into, agreements in connection with the Debt Financing in connection with the Transactions, and their officers, directors, managers, employees, controlling persons, advisors, attorneys and other representatives.

“Indebtedness” means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap or protection, swap, forward, collar or similar transaction or currency hedging transactions, (vii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any stock or Company Equity Interests or any warrants, rights or options to acquire such stock or Company Equity Interests, and (viii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (i) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (ii) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (vi) domain name registrations and (vii) all extensions, modifications, renewals, reissues, reexaminations, substitutions, restorations and reversions of any of the foregoing.

“Intervening Event” means an Event that first occurs after the date hereof, it being understood that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” when used herein (A) with respect to Parent and Merger Sub means the actual knowledge, after reasonable due inquiry, of the persons named in Schedule A and (B) when used with respect to the Company means the actual knowledge, after reasonable due inquiry, of the persons named in Schedule B.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Manager” means each of the Company Manager and the Parent Manager.

“Merger Consideration Value” means an amount equal to (i) the Preferred Stock Consideration Value plus (ii) the Common Stock Consideration Value plus (iii) the Aggregate Cash Consideration.

“Merger Sub Governing Documents” means (i) the charter of Merger Sub as in effect on the date hereof and (ii) the bylaws of Merger Sub as in effect on the date hereof.

“NYSE” means the New York Stock Exchange.

“Order” means an order, judgment, injunction, award, stipulation, decree, writ, ruling, subpoena, or verdict, entered, issued, made or rendered by a Governmental Entity.

“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Common Stock Per Share Value” means $16.75; provided that such amount shall be adjusted inversely to any adjustment that is made to the number of shares of Parent Common Stock comprising the Stock Consideration in accordance with the definition thereof.

“Parent Convertible Notes” means Parent’s 5.5% Convertible Senior Notes due 2019 described in the First Supplemental Indenture, dated March 17, 2014 to the Indenture, dated as of March 17, 2014 between Parent, as issuer, and Wells Fargo Bank, National Association, as trustee.

“Parent Equity Plan” means Parent’s 2009 Equity Incentive Plan.

“Parent Governing Documents” means (i) the charter of Parent as amended and in effect on the date hereof and (ii) the bylaws of Parent, as amended and restated as of the date of this Agreement.

“Parent Manager” means ACREFI Manager, LLC, a Delaware limited liability company.

“Parent Material Adverse Effect” means any Event that, individually or in the aggregate, (A) prevents or materially delays the consummation of the Transactions or (B) has a material adverse effect on the financial condition, business, assets, properties, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that, for purposes of this clause (B) no Events resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes in general United States or global economic conditions or in the capital, financial, credit, mortgage or securities markets generally, including changes in interest or exchange rates, in each case to the extent that Parent and its Subsidiaries are not disproportionately affected thereby as compared to other companies operating in the same industry in which Parent operates, (ii) conditions (or changes therein) in the industry in which Parent operates, in each case to the extent that Parent and its Subsidiaries are not disproportionately affected thereby as compared to other companies operating in the same industry in which Parent operates (iii) any changes in Law, GAAP or interpretation thereof or in legal, political and/or regulatory conditions, in each case to the extent that Parent and its Subsidiaries are not disproportionately affected thereby as compared to other companies operating in the same industry in which Parent operates, (v) any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement or any actions taken at the request or with the consent of Parent or Merger Sub, (vi) except to the extent comprising a breach of the representations and warranties in Sections 4.5 and 4.6(a) or as would result in a failure of the condition set forth in Section 7.3(a), any Event attributable to the announcement or pendency of this Agreement and the Transactions (including the Mergers), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), (vii) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, or changes in the market price or trading volume of the Parent Common Stock, in and of itself (it being understood that any Events giving rise or contributing to such failure or change that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (viii) Events arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement.

“Parent Permitted Liens” means any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material, and (iii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material.

“Parent Series C Preferred Stock” means the 8.00% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, of Parent, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of preferred stock as specified in the articles supplementary to the charter of Parent, in substantially the form attached hereto as Exhibit A.

“Per Share Adjustment Amount” means an amount equal to (i) the Adjustment Amount divided by (ii) the number of issued and outstanding shares of Company Common Stock as of the Pricing Date, on a fully diluted basis (calculated after giving effect to the vesting of all Company Restricted Shares as a result of the Transactions).

“Per Share Common Cash Merger Consideration” means an amount equal to (A) the Aggregate Cash Consideration divided by (B) the number of shares of Company Common Stock issued and outstanding as of the Pricing Date, on a fully diluted basis (calculated after giving effect to the vesting of all Company Restricted Shares as a result of the Transactions, including, for the avoidance of doubt, any Company Restricted Shares granted following the date hereof), rounded up to the nearest cent.

“Per Share Common Stock Merger Consideration” means a number of shares of Parent Common Stock equal to (i) the Stock Consideration divided by (ii) the number of issued and outstanding shares of Company Common Stock as of the Pricing Date, on a fully diluted basis (calculated after giving effect to the vesting of all Company Restricted Shares as a result of the Transactions).

“Person” or “person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act) or other entity or organization.

“Preferred Stock Consideration Value” means an amount equal to (A) (x) twenty-five dollars ($25.00) multiplied by (y) the number of shares of Company Series A Preferred Stock outstanding as of the Pricing Date plus (B) all accumulated but unpaid dividends accrued on such shares of Company Series A Preferred Stock as of the Business Day prior to Closing.

“Pricing Date” means the date that is three (3) Business Days prior to the date on which the Proxy Statement and Form S-4 are mailed to the record holders of the Company in accordance with Section 5.4.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives (including employees or representatives of the respective Managers) of Parent or the Company, as applicable, and its Subsidiaries.

“Stock Consideration” means 13,400,000 validly issued, fully paid and nonassessable shares of Parent Common Stock, adjusted appropriately and proportionately to fully reflect the effect of any Parent stock split, reverse stock split, combination, exchange of shares or other similar transaction at any time during the period from the date hereof to the First Merger Effective Time.

“Subsidiary” or “Subsidiaries”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, that (x) is consolidated with such Person for financial reporting purposes under GAAP, or (y) of which (i) at least a majority of the outstanding shares of stock of, or other equity interests, having by their terms ordinary voting power to elect the board of directors or others governing body with respect to such corporation or other organization is, at the time of determination, directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership or (iii) with respect to a limited liability company that does not have a board of directors or governing body, such Person or any other Subsidiary of such Person that is a managing member of such limited liability company.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party (provided, that for purpose of this definition, the percentages in the definition of Acquisition Proposal shall be fifty percent (50%) rather than twenty percent (20%)) that did not result from a breach of Section 5.3 that the Company Board, or an authorized committee thereof, determines in its good faith business judgment (after consultation with its outside legal counsel and nationally recognized financial advisor), after taking into account all the terms of the Acquisition Proposal (including, without limitation, the Person making such proposal, all legal, financial and regulatory aspects of such proposal, the anticipated time of completion of the proposed transaction and the conditions for completion of such transaction), (A) is reasonably expected to be consummated in accordance with its terms, and (B) if consummated, would be more favorable from a financial point of view to the holders of Company Common Stock than the Mergers and the Transactions contemplated hereby (taking into account any offer by Parent to amend the terms of this Agreement or the other documents contemplated hereby).

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, abandoned property, escheat, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means (x) an amount equal to $7,500,000.00, if the Termination Fee becomes payable in connection with the termination of this Agreement (1) by the Company pursuant to Section 8.3(a) in connection with a Superior Proposal made by an Excluded Party or (2) by Parent pursuant to Section 8.4(a) in connection with a Change of Recommendation on account of a Superior Proposal made by an Excluded Party, and (y) an amount equal to $12,000,000.00, in all other circumstances.

“Treasury Regulations” means the income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such regulations may be amended from time to time.

“Waiver Board Resolutions” means resolutions of the Company Board granting the Parent Ownership Limit Waiver.

“Waiver Representation Letter” means a certificate containing representations and warranties of Parent with respect to its proposed acquisition and ownership of Common Stock provided by Parent to the Company in connection with the Parent Ownership Limit Waiver.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Allowed Fee”	Section 8.5(f)
“Alternative Acquisition Agreement”	Section 8.3(a)
“Articles of Merger”	Section 1.3
“Base Premium”	Section 6.4(d)
“Book-Entry Common Shares”	Section 2.2(b)(i)
“Book-Entry Preferred Shares”	Section 2.2(b)(ii)
“Change of Recommendation”	Section 5.3(e)(i)(A)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Common Certificates”	Section 2.2(b)(i)
“Company”	Preamble
“Company Board Recommendation”	Recitals
“Company Board”	Recitals
“Company Common Shares”	Section 2.1(a)(i)
“Company Common Stock”	Section 2.1(a)(i)

“Company Disclosure Letter”	Article III
“Company Equity Interests”	Section 3.2(a)
“Company Financial Advisor”	Section 3.20
“Company Financial Statements”	Section 3.6(a)
“Company Insurance Policies	Section 3.21
“Company Investments”	Section 3.18
“Company Investment Contract”	Section 3.13(vi)
“Company Material Contract”	Section 3.13(b)
“Company Parties”	Section 4.24
“Company Permits”	Section 3.16(b)
“Company Preferred Stock”	Section 3.2(a)
“Company Restricted Shares”	Section 2.4(a)
“Company SEC Documents”	Section 3.6(a)
“Company Service Provider”	Section 3.11(d)
“Company Stockholder Approval”	Section 3.25
“Company Subsidiary”	Section 3.1(b)
“Company Unaffiliated Stockholder Approval”	Section 7.1(a)
“Company Voting Debt”	Section 3.2(a)
“Cooperation Indemnitees”	Section 6.16(b)
“Covered Persons”	Section 6.4(a)
“Debt Financing”	Section 6.16(d)
“EDGAR”	Section 3.6(b)
“Excess Shares”	Section 2.6
“Exchange Act”	Section 3.6(a)
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Exchanged Restricted Share”	Section 2.4(a)
“Fiduciary Termination”	Section 5.3(e)(ii)
“First Merger”	Recitals
“First Merger Articles of Merger”	Section 1.3
“First Merger Effective Time”	Section 1.3
“First Merger Surviving Entity”	Section 1.1(a)
“Form S-4”	Section 3.5
“Fractional Share Consideration”	Section 2.1(a)(i)
“GAAP”	Section 3.6(a)
“Go-Shop Period”	Section 5.3(a)
“Governmental Entity”	Section 3.5
“Hedging Guidelines”	Section 6.17(a)
“Indemnification Agreements”	Section 6.4(a)

“Initial Outside Date”	Section 8.2(a)
“Injunction”	Section 7.1(c)
“Legal Proceeding”	Section 3.10
“Maryland Court”	Section 9.11(b)
“Merger Consideration”	Section 2.1(a)(i)
“Merger Sub”	Preamble
“Mergers”	Recitals
“MGCL”	Recitals
“No-Shop Period Start Date”	Section 5.3(b)
“Nonparty Affiliates”	Section 9.15
“Outside Date”	Section 8.2(a)
“Parent”	Preamble
“Parent Board”	Recitals
“Parent Disclosure Letter”	Article IV
“Parent Equity Awards”	Section 4.2(a)
“Parent Equity Interests”	Section 4.2(a)
“Parent Financial Advisor”	Section 4.17
“Parent Financial Statements”	Section 4.6(a)
“Parent Permits”	Section 4.14(b)
“Parent Preferred Stock”	Section 4.2(a)
“Parent SEC Documents”	Section 4.6(a)
“Parent Series A Preferred Stock”	Section 4.2(a)
“Parent Series B Preferred Stock”	Section 4.2(a)
“Parent Service Provider”	Section 4.11(b)
“Parent Subsidiary”	Section 4.1(c)
“Parent Voting Debt”	Section 4.2(a)
“Parties”	Preamble
“Party”	Preamble
“Parent Parties”	Section 3.27
“Per Common Share Merger Consideration”	Section 2.1(a)(i)
“Per Preferred Share Merger Consideration”	Section 2.1(b)(ii)
“Positive Tax Opinion or Ruling”	Section 8.5(f)
“Preferred Certificates”	Section 2.2(b)(ii)
“Preferred Stock Merger Consideration”	Section 2.1(b)(ii)
“Proxy Statement”	Section 3.5
“Qualified REIT Subsidiary”	Section 5.1(k)
“REIT”	Section 3.12(b)
“REIT Dividend”	Section 6.15(a)
“Related Party Transaction”	Section 3.22
“repurchase borrowings”	Section 6.17(c)

“Sarbanes-Oxley Act”	Section 3.6(a)
“SDAT”	Section 1.3
“SEC”	Section 3.5
“Second Merger”	Recitals
“Second Merger Articles of Merger”	Section 1.3
“Second Merger Effective Time”	Section 1.3
“Second Merger Surviving Entity”	Section 1.1(b)
“Second Outside Date”	Section 8.2(a)
“Securities Act”	Section 3.6(a)
“Stockholders Meeting”	Section 5.4(c)
“Stock Award Exchange Ratio”	Section 2.4(b)
“Takeover Statutes”	Section 3.24
“Taxable REIT Subsidiary”	Section 3.12(l)
“Transactions”	Recitals

Section 9.7 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation,” unless the context expressly provides otherwise. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified. References in this Agreement to any item, document or information having been “delivered,” “made available” or any variation thereof means an item or document has been delivered or made available to the applicable recipient party by posting such item, document and information to, in the case of the Company, the “Project Apple – Target - DD” data room on watchdox.com, or in the case of Parent, the “Project Apple – Reverse Due Diligence” data room on watchdox.com, at least three (3) Business Days prior to the execution of this Agreement and not removed after it was posted. Any pronoun shall include the corresponding masculine, feminine and neuter forms, and the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8 Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the other documents and instruments referred to herein or delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Article VIII hereof, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 6.4 , neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter and the other documents and instruments referred to herein) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties and, only with respect to Section 9.1(a), this Section 9.9(b), Section 9.11(a) and (c), Section 9.12, Section 9.13 and Section 9.15, the Financing Sources, any rights or remedies hereunder.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy in any jurisdiction, such term or other provision shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Transactions that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible and the relevant provision may be given effect to the fullest extent possible consistent with applicable Law.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of actions (whether at Law, in equity, in contract or in tort) that may be based upon, arise out of, or are related to, this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland applicable to agreements entered into and performed entirely therein by residents thereof, without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City (Maryland) (the “Maryland Court”). Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program. Each of the Parties hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the Maryland Court for the purpose of any Legal Proceeding brought by any Party arising out of or relating to this Agreement or any ancillary agreement, (b) agrees not to commence any such action or proceeding except in the Maryland Court, (c) agrees that any claim with respect to any such action or proceeding shall be heard and determined in the Maryland Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in the Maryland Court, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Maryland Court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive, subject to any rights of appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall, however, limit or affect the rights of any Party to pursue appeals from any judgments or orders of the Maryland Court as provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c) Notwithstanding anything in preceding clause (b) to the contrary, and without limiting anything set forth in Section 9.15, each of the Parties agrees that it will not bring or support any suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including the Transactions and any related financing), or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 9.12 relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this Section 9.11(c).

Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT

AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that (a) Merger Sub (and after the Closing, the Second Merger Surviving Entity) may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to Parent or one or more controlled affiliates of Parent and (b) Parent and Merger Sub may assign, in their sole discretion and without the consent of any other Party, any or all of their rights, interests and obligations hereunder to any of their Financing Sources from time to time as collateral security. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentences, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.14 Enforcement; Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(c) The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.14. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.14.

Section 9.15 No Recourse. Without limiting any other provision in this Agreement (including the rights of the Financing Sources set forth in Section 9.9(b)), this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate or assignee of, and any financial advisor, Financing Source or lender to any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate or assignee of the foregoing (collectively, the “Nonparty Affiliates”) shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, this Agreement or the Transactions or in respect of any oral representations made or alleged to be made in connection herewith and, to the maximum extent permitted by Law (other than as set forth in this Agreement and the other transaction documents), each Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates of another Party. In no event shall the Company or any of its affiliates, and the Company agrees not to, and to cause its affiliates not to, (A) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (B) seek to enforce the commitments against, make any claims for breach of the Debt Financing commitments against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Debt Financing commitments or the obligations of the Financing Sources thereunder. Nothing in this Section 9.15 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Financing commitments to each other or in connection therewith.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President and Chief Executive Officer

ARROW MERGER SUB, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President

[Signature Page to Agreement and Plan of Merger]

APOLLO RESIDENTIAL MORTGAGE, INC.

By:	/s/ Michael A. Commaroto
Name:	Michael A. Commaroto
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]